Exhibit 10.4

Published CUSIP Number:

CREDIT AGREEMENT

dated as of April 2, 2007

among

ADVANCED MEDICAL OPTICS, INC.,

as the Borrower,

CERTAIN OF ITS SUBSIDIARIES,

as the Guarantors,

UBS SECURITIES LLC,

as Syndication Agent,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Documentation Agent,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

and

The Other Lenders Party Hereto

UBS SECURITIES LLC and BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers

and

UBS SECURITIES LLC, BANC OF AMERICA SECURITIES LLC

and GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Bookmanagers

4.07	Instrument for the Payment of Money.	72
4.08	Guarantee of Payment; Continuing Guarantee.	72
4.09	General Limitation on Guaranteed Obligations.	72
4.10	Release of Guarantors.	72
4.11	Right of Contribution.	72

ARTICLE V. CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS		73
5.01	Conditions to Effectiveness.	73
5.02	Conditions to all Credit Extensions.	76

ARTICLE VI. REPRESENTATIONS AND WARRANTIES		77
6.01	Existence, Qualification and Power; Compliance with Laws.	77
6.02	Authorization; No Contravention.	77
6.03	Governmental Authorization; Other Consents.	78
6.04	Binding Effect.	78
6.05	Financial Statements; No Material Adverse Effect.	78
6.06	Litigation.	79
6.07	No Default.	79
6.08	Property; Liens.	80
6.09	Environmental Compliance	80
6.10	Insurance.	80
6.11	Taxes.	81
6.12	ERISA Compliance	81
6.13	Reserved.	81
6.14	Margin Regulations; Investment Company Act.	81
6.15	Disclosure.	82
6.16	Compliance with Laws.	82
6.17	Intellectual Property; Licenses, Etc.	82
6.18	Perfection of Security Interests.	83
6.19	Solvency.	83
6.20	Reserved.	83
6.21	Senior Indebtedness.	83
6.22	Labor Matters.	83
6.23	Anti-Terrorism Law.	84

ARTICLE VII. AFFIRMATIVE COVENANTS		84
7.01	Financial Statements.	84
7.02	Certificates; Other Information.	86
7.03	Notices.	88
7.04	Payment of Obligations; Taxes.	88
7.05	Preservation of Existence, Etc.	89
7.06	Maintenance of Properties.	89
7.07	Maintenance of Insurance.	89
7.08	Compliance with Laws.	89
7.09	Books and Records.	90
7.10	Inspection Rights.	90
7.11	Use of Proceeds.	90
7.12	Covenant to Guarantee Obligations and Give Security.	90
7.13	Further Assurances.	92
7.14	Reserved.	92
7.15	Environmental Matters; Preparation of Environmental Reports	92

7.16	Reserved.	93
7.17	Hedging.	93
7.18	Material Contractual Obligations.	93
7.19	ERISA Compliance	93
7.20	Post-Closing Matters	94

ARTICLE VIII. NEGATIVE COVENANTS		94
8.01	Liens.	94
8.02	Investments.	96
8.03	Indebtedness.	97
8.04	Fundamental Changes.	100
8.05	Dispositions.	100
8.06	Restricted Payments.	101
8.07	Change in Nature of Business.	103
8.08	Transactions with Affiliates.	103
8.09	Burdensome Agreements.	103
8.10	Use of Proceeds.	104
8.11	Financial Covenants.	104
8.12	Capital Expenditures.	105
8.13	Sale and Leaseback Transactions.	105
8.14	Reserved.	105
8.15	Accounting Changes; Fiscal Year.	105
8.16	Prepayments, Etc., of Subordinated Indebtedness.	105
8.17	Reserved.	107
8.18	Speculative Transactions.	107
8.19	Reserved.	107
8.20	Reserved.	107
8.21	Designated Senior Indebtedness.	107
8.22	Reserved.	107
8.23	Anti-Terrorism Law; Anti-Money Laundering	107
8.24	Embargoed Person.	107

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		108
9.01	Events of Default.	108
9.02	Remedies upon Event of Default.	110
9.03	Application of Funds.	111

ARTICLE X. ADMINISTRATIVE AGENT		112
10.01	Appointment and Authority.	112
10.02	Rights as a Lender.	112
10.03	Exculpatory Provisions.	112
10.04	Reliance by Administrative Agent.	113
10.05	Delegation of Duties.	114
10.06	Resignation of Administrative Agent.	114
10.07	Non-Reliance on Administrative Agent and Other Lenders.	115
10.08	No Other Duties, Etc.	115
10.09	Administrative Agent May File Proofs of Claim.	115
10.10	Collateral and Guarantee Matters.	116

ARTICLE XI. MISCELLANEOUS		116
11.01	Amendments, Etc.	116
11.02	Notices; Effectiveness; Electronic Communication.	118
11.03	No Waiver; Cumulative Remedies.	120

11.04	Expenses; Indemnity; Damage Waiver.	120
11.05	Payments Set Aside.	122
11.06	Successors and Assigns.	123
11.07	Confidentiality.	125
11.08	Set-off.	126
11.09	Interest Rate Limitation.	127
11.10	Counterparts.	127
11.11	Integration.	127
11.12	Survival of Representations and Warranties.	127
11.13	Severability.	127
11.14	Tax Forms.	128
11.15	Governing Law; Jurisdiction; Consent to Service of Process.	130
11.16	Waiver of Right to Trial by Jury.	130
11.17	Reserved.	131
11.18	Judgment Currency.	131
11.19	Replacements of Lenders Under Certain Circumstances.	131
11.20	No Advisory or Fiduciary Responsibility.	132
11.21	USA PATRIOT Act Notice.	132
11.22	Certain Undertakings with respect to Securitization Subsidiaries.	132

SCHEDULES

1.01(a)	Existing Letters of Credit
1.01(b)	Mandatory Cost
1.01(c)	Indebtedness to be Repaid on the Closing Date
2.01	Commitments and Pro Rata Shares
6.09	Environmental Disclosure
6.17	Certain Intellectual Property Claims or Litigation
8.01	Liens
8.02	Investments Existing on the Closing Date
8.03	Existing Debt
8.08	Affiliate Transactions
8.13	Sale Leaseback Transactions
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Revolving Credit Note
C	Form of Term Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of Joinder Agreement
G	Form of Swing Line Loan Notice
H	Form of Perfection Certificate
I	Form of Solvency Certificate
J	Form of Intercompany Subordination Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of April 2, 2007, among ADVANCED MEDICAL OPTICS, INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined herein) from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), UBS SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P., as documentation agent (in such capacity, the “Documentation Agent”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower and Ironman Merger Corporation have entered into that certain Agreement and Plan of Merger, dated as of January 5, 2007 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), with IntraLase Corp. to acquire (the “IntraLase Acquisition”) IntraLase Corp. and its subsidiaries (taken as a whole, the “IntraLase Acquired Business”).

WHEREAS, the Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $450,000,000, and (b) Revolving Credit Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $300,000,000, of which no more than $250,000,000 may be drawn on the Closing Date.

WHEREAS, the Borrower has requested the Swing Line Lender to make Swing Line Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $20,000,000.

WHEREAS, the Borrower has requested the L/C Issuer to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $35,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 7.11.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the L/C Issuer is willing to issue letters of credit for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement (including the preamble and the preliminary statements hereto), the following terms shall have the meanings set forth below:

“2004 Convertible Indenture” means that certain Indenture dated as of June 22, 2004 between the Borrower and U.S. Bank National Association, as trustee, as such Indenture is in effect on the Closing Date and as the same may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof and thereof.

“2004 Convertible Senior Subordinated Notes” means those 2.50% Convertible Senior Subordinated Notes of the Borrower due 2024 issued pursuant to the 2004 Convertible Indenture, as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2004 Convertible Senior Subordinated Notes Documents” means the 2004 Convertible Senior Subordinated Notes, the 2004 Convertible Indenture and all other documents executed and delivered in respect of the 2004 Convertible Senior Subordinated Notes and the 2004 Convertible Indenture, in each case as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2005 Convertible Indenture” means that certain Indenture dated as of July 18, 2005 between the Borrower and U.S. Bank National Association, as trustee, as such Indenture is in effect on the Closing Date and as the same may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof and thereof.

“2005 Convertible Senior Subordinated Notes” means those 1.375% Convertible Senior Subordinated Notes of the Borrower due 2025 issued pursuant to the 2005 Convertible Indenture, as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2005 Convertible Senior Subordinated Notes Documents” means the 2005 Convertible Senior Subordinated Notes, the 2005 Convertible Indenture and all other documents executed and delivered in respect of the 2005 Convertible Senior Subordinated Notes and the 2005 Convertible Indenture, in each case as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2006 Convertible Indenture” means that certain Indenture dated as of June 13, 2006 between the Borrower and U.S. Bank National Association, as trustee, as such Indenture is in effect on the Closing Date and as the same may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof and thereof.

“2006 Convertible Senior Subordinated Notes” means those 3.25% Convertible Senior Subordinated Notes of the Borrower due 2026 issued pursuant to the 2006 Convertible Indenture, as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2006 Convertible Senior Subordinated Notes Documents” means the 2006 Convertible Senior Subordinated Notes, the 2006 Convertible Indenture and all other documents executed and delivered in respect of the 2006 Convertible Senior Subordinated Notes and the 2006 Convertible Indenture, in each case as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2007 Indenture” means that certain Indenture dated as of April 2, 2007 between the Borrower and Wilmington Trust Company, as trustee, as such Indenture may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof and thereof.

“2007 Senior Subordinated Notes” means those 7.5% Senior Subordinated Notes of the Borrower due 2017 issued pursuant to the 2007 Indenture, as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“2007 Senior Subordinated Notes Documents” means the 2007 Senior Subordinated Notes, the 2007 Indenture and all other documents executed and delivered in respect of the 2007 Senior Subordinated Notes and the 2007 Indenture, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of another Person or at least a majority of the Equity Interests of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Acquisition Consideration” means the purchase consideration for any Investment pursuant to Section 8.02(i) and all other payments by the Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any such Investments, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Investment or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any of its Subsidiaries.

“Acquisition Documents” means the Merger Agreement and related agreements, instruments and documents.

“Act” has the meaning specified in Section 11.21.

“Additional Basket Amount” means (A) the amount of Qualified Equity Proceeds received by the Borrower after the Closing Date plus the amount of Unswept Excess Cash Flow minus (B) the amount of the sum in (A) of this definition that has been used pursuant to Section 8.02(i), Section 8.02(j) and Section 8.16(a)(ii).

“Additional Subordinated Indebtedness” means any Indebtedness of the Borrower issued subsequent to the Closing Date (i) which by its terms is expressly subordinated in right of payment to the prior payment of the Obligations under this Agreement and the other Loan Documents, (ii) which contains subordination provisions reasonably satisfactory to the Administrative Agent and (iii) the terms of which do not provide for any scheduled repayment, amortization payment, maturity date, mandatory redemption or sinking fund obligation prior to the date that is three months after the Final Maturity Date.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities or other Equity Interests having, at the time of such determination, ordinary voting power for the election of directors, managing general partners or the equivalent. With respect to Affiliates of the Borrower, the term “Affiliate” shall specifically exclude the Administrative Agent and each Lender.

“Agent Parties” has the meaning specified in Section 11.02.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning set forth in the preamble hereto, as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 6.23.

“Applicable Rate” means a percentage per annum equal to, from time to time, the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth below:

Applicable Rate

Pricing Level	Consolidated Total Leverage Ratio	Eurocurrency Rate	Base Rate	Commitment Fee
		Letter of Credit
1	Equal to or greater than 3:00:1.00	1.75%	0.75%	0.50%
2	Less than 3.00:1.00	1.50%	0.50%	0.375%

The Applicable Rate shall be determined by reference to the Consolidated Total Leverage Ratio in effect from time to time; provided, however, that (a) no change in the Applicable Rate shall be effective until the Business Day immediately following the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 7.01(a) or (b), as the case may be, and a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower in accordance with Section 7.02(b) demonstrating such Consolidated Total Leverage Ratio; (b) the Applicable Rate shall be at Pricing Level 1 (i) from the Closing Date to the date that is the Business Day immediately following the delivery to the Administrative Agent of the financial statements and certificates required by Section 7.01(b) for the fiscal period ended June 30, 2007, and (ii) for so long as the Borrower has not submitted to the Administrative Agent the information described in clause (a) of this proviso as and when required under Section 7.01(a) or (b), as the case may be, and (c) if an Event of Default shall have occurred and be continuing at the time any reduction in the Applicable Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall cease to be continuing (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply). Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.11(b).

“Applicable Time” means, with respect to any borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, with respect to (a) the Revolving Credit Facility, a Lender that has a Revolving Credit Commitment at such time, (b) the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if the other Revolving Credit Lenders have made L/C Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender and (c) the Term Loans, a Lender that has an outstanding Term Loan.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means UBSS and BAS.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements or other charges of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by such Person in its reasonable judgment.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Business Day immediately preceding the Revolving Maturity Date, (b) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 2.03, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” means Banc of America Securities LLC and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America (or such other bank as may be the Administrative Agent at such time) as its “prime rate”. The “prime rate” is a rate set by Bank of America (or such other bank) based upon various factors including Bank of America’s (or such other bank’s) costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America (or such other bank) shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Bookmanagers” means UBSS, BAS and GSCP.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Appropriate Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, either the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars or the office of the cash management bank of the Borrower is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank Eurocurrency market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Sterling, any fundings, disbursements, settlements and payments in Sterling in respect of any such Eurocurrency Rate Loan, or any other dealings in Sterling to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which the relevant financial markets are open for dealings between banks in London;

(d) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars, Euro or Sterling, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(e) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars, Euro or Sterling, in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars, Euro, or Sterling, or any other dealings in any currency other than Dollars, Euro or Sterling to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following, to the extent having a maturity of not greater than 12 months from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case having, at the time of the acquisition thereof, a rating of at least BBB+ by Moody’s and Baal by S&P, (c) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (d) below, is organized under or subject to regulation under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (d) commercial paper issued by any corporation organized under the laws of any State of the United States and rated, at the time of the acquisition thereof, at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (e) repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any commercial bank meeting the requirements specified in clause (d) above or with any securities dealer of recognized national standing meeting the requirements specified in clause (d) above which is (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial bank or securities dealer thereunder, (f) diversified money market funds that invest solely in one or more of the types of investments referred to in clauses (a) through (e) above, and (g) in the case of any Foreign Subsidiary, high quality, short-term liquid Investments made by such Foreign Subsidiary in the ordinary course of managing its surplus cash position in investments of similar quality as those described in clauses (a) through (f) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) the occurrence of a “Fundamental Change” (or any comparable term) or “Change of Control” (or any comparable term) under, and as defined in, any Permitted Senior Unsecured Note Document, the 2004 Convertible Senior Subordinated Notes Documents, the 2005 Convertible Senior Subordinated Notes Documents, the 2006 Convertible Senior Subordinated Notes Documents, the 2007 Senior Subordinated Notes Documents or in the documentation evidencing any Additional Subordinated Indebtedness.

“Closing Date” means April 2, 2007.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all property pledged or granted as collateral pursuant to the Security Agreement and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Collateral Document.

“Collateral Documents” means the Perfection Certificate and the Security Agreement (including, without limitation, each Foreign Subsidiary Pledge Supplement), the IP Security Agreement (including, without limitation, each IP Security Agreement Supplement), any Mortgage and any other agreement that creates or purports to create or perfects a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, (a) as to each Revolving Credit Lender, its obligation to (i) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a), (ii) purchase participations in L/C Obligations, and (iii) purchase participations in Swing Line Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement and (b) as to each Term Loan Lender, its obligation to make its portion of the Term Loans pursuant to Section 2.01(b) in the principal amount set forth opposite such Term Loan Lender’s name on Schedule 2.01. The aggregate principal amount of the Commitments of the Revolving Credit Lenders on the Closing Date is $300,000,000. The aggregate principal amount of the Commitments of the Term Loan Lenders is $450,000,000.

“Commitment Fee” has the meaning specified in Section 2.10(a).

“Commitment Letter” means the Bank Facilities Commitment Letter dated January 5, 2007 among the Borrower, UBS Loan Finance LLC, UBSS, Bank of America, BAS and GSCP.

“Compensation Period” has the meaning specified in Section 2.13(c).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D or otherwise in a form reasonably satisfactory to the Administrative Agent.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted (and not added back) in calculating such Consolidated Net Income, without duplication: (i) Consolidated Interest Charges for such period, (ii) taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period, (iii) depreciation and amortization expense, (iv) Transaction Costs paid during such period in an amount not to exceed $34,000,000, (v) expenses or charges (other than depreciation or amortization expense) related to any offering of Equity Interests, Investment, acquisition, Disposition, recapitalization or the incurrence of Indebtedness permitted hereunder (including a refinancing thereof) (whether or not successful), including any amendment or other modification of the 2007 Senior Subordinated Notes Documents and the Loan Documents, (vi) the amount of any non-recurring restructuring charge or reserve in such period, including costs related to the closure and/or consolidation of facilities, (vii) any other non-cash charges, including any write offs or write downs, for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period and the reversal of any accrual of, or cash reserve for, anticipated charges in any period where such accrual or reserve is no longer required), (viii) cash charges related to the IntraLase Acquisition (including the amount of severance payments made to departing employees) paid during such period so long as such cash charges are made within 12 months of the consummation of the IntraLase Acquisition and do not exceed $30,000,000 in the aggregate and (ix) cash charges of up to $25,000,000 for the fiscal quarter ended March 31, 2007 and up to $15,000,000 for the fiscal quarter ended June 30, 2007, in each case resulting from the Borrower’s voluntary recall of certain eye care product lots as a result of production-line issues at the Borrower’s manufacturing plant in China, and minus (b) all non-cash items increasing Consolidated Net Income for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period.

For purposes of this definition, “non-recurring” means that any gain, loss or charge as of any date is not reasonably likely to recur within the two years following such date in the good faith determination of (i) the Borrower’s board of directors or a duly authorized committee thereof for transactions in excess of $10,000,000, or (ii) the Borrower’s management for transactions up to $10,000,000.

Notwithstanding any provision to the contrary contained herein, for purposes of calculating the Debt Ratio Conditions and the financial covenants set forth in Section 8.11, Consolidated EBITDA for the fiscal quarter ended December 31, 2006 shall be deemed to be $72,000,000.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (without duplication) (a) consolidated interest expense for the Borrower and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in calculating Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Obligations under any Swap Contract pursuant to GAAP), (iv) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, and (v) net payments, if any, pursuant to interest rate Swap Contracts with respect to Indebtedness), (b) imputed interest on Attributable Indebtedness, (c) the interest portion of any deferred payment obligations, and (d) consolidated capitalized interest for such period, whether paid or accrued.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Total Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the outstanding principal amount of all purchase money Indebtedness, (c) all direct or contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) the outstanding amount of all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Contingent Obligations with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other form of entity that limits liability to its equity holders) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless any such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower is required to deliver financial statements pursuant to Section 7.01(a) or (b).

“Consolidated Working Capital” means, at any time, the excess of (i) Current Assets (excluding cash and Cash Equivalents) of the Borrower and its Subsidiaries on a Consolidated basis at such time over (ii) Current Liabilities of the Borrower and its Subsidiaries on a Consolidated basis at such time, all as determined in accordance with GAAP.

“Contingent Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay

(or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Facilities” means the Revolving Credit Facility, the Swing Line Loans and the Term Loans.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” of any Person means (a) all Indebtedness of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Indebtedness renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date) and (b) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.

“Debt Ratio Conditions” shall mean that, after giving effect to the incurrence of any Indebtedness under either Section 2.16, Section 2.17 or Section 8.03(l) and the application of the proceeds therefrom, or in connection with any Investments permitted under Section 8.02(i), (a) the Consolidated Total Leverage Ratio for the most recent four-fiscal quarter period of the Borrower shall be less than (i) 5.50 to 1.00 if such Indebtedness is incurred or such Investment is made on or prior to September 30, 2007, (ii) 5.25 to 1.00 if such Indebtedness is incurred or such Investment is made after September 30, 2007 but on or prior to December 31, 2007, (iii) 5.00 to 1.00 if such Indebtedness is incurred or such Investment is made after December 31, 2007 but on or prior to March 31, 2008, (iv) 4.75 to 1.00 if such Indebtedness is incurred or such Investment is made after March 31, 2008 but on or prior to June 30, 2008, (v) 4.50 to 1.00 if such Indebtedness is incurred or such Investment is made after June 30, 2008 but on or prior to

September 30, 2008, (vi) 4.25 to 1.00 if such Indebtedness is incurred or such Investment is made after September 30, 2008 but on or prior to December 31, 2008, (vii) 4.00 to 1.00 if such Indebtedness is incurred or such Investment is made after December 31, 2008 but on or prior to December 31, 2009 and (viii) 3.50 to 1.00 if such Indebtedness is incurred or such Investment is made thereafter and (b) the Consolidated Interest Coverage Ratio for the most recent four-fiscal quarter period of the Borrower shall be greater than (i) 2.50 to 1.00 if such Indebtedness is incurred or such Investment is made on or prior to December 31, 2008 and (ii) 2.75 to 1.00 if such Indebtedness is incurred or such Investment is made thereafter.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) in the case of Eurocurrency Rate Loans, the sum of (i) the Eurocurrency Rate for such Loans, plus (ii) the Applicable Rate applicable to such Loans, plus (iii) the Mandatory Cost, if any, plus (iv) 2% per annum, and (b) for Base Rate Loans and for all other purposes, the sum of (i) the Base Rate then in effect plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a proceeding under any Debtor Relief Laws.

“Determination Date” has the meaning specified in Section 2.15.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable (other than solely for Qualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is 91 days after the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is 91 days after the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Documentation Agent” means GSCP.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate for the purchase of Dollars with such Foreign Currency on the most recent Determination Date.

“Domestic Subsidiary” means any Subsidiary that is created or organized in the United States or under the Laws of the United States or any State therein.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than a natural person) approved by the Administrative Agent (and in the case of an assignment of a Revolving Credit Commitment, the L/C Issuer and the Swing Line Lender) and the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, (x) none of the foregoing approvals shall be required prior to the completion of the primary syndication of the Revolving Credit Commitments and Loans (as determined by the Bookmanagers) (it being understood and agreed that the Borrower shall be consulted prior to final allocations in the primary syndication), (y) no approval of the Borrower shall be required after the occurrence and during the continuance of an Event of Default of the type set forth in Section 9.01(a), (f) or (g) and (z) “Eligible Assignee” shall not include the Borrower or any of its Affiliates or Subsidiaries or any natural person.

“Embargoed Person” shall have the meaning assigned to such term in Section 8.24.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or final and enforceable consent agreement under or pursuant to any Environmental Law or resulting from the release of Hazardous Materials.

“Environmental Laws” means any federal, state, local, and foreign statutes, laws, regulations, and final and enforceable ordinances, rules, judgments, orders, decrees or governmental restrictions governing pollution and the protection of the environment or the release of any Hazardous Materials into the environment.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines or penalties), of the Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials,

(c) the release or threatened release of any Hazardous Materials into the environment or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or a Foreign Currency. All Loans denominated in a Foreign Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Amount” has the meaning specified in Section 2.06(f).

“Excess Cash Flow” means, for any period for the Borrower and its Subsidiaries, an amount equal to the sum of (a) Consolidated EBITDA for such period minus (without duplication for all of the following clauses) (b) capital expenditures (net of any proceeds of (i) any related financings with respect to such expenditures and (ii) any sales of assets used to finance such expenditures) to the extent permitted under Section 8.12 for such period minus (c) the cash portion of Consolidated Interest Charges for such period minus (d) scheduled debt amortization payments made during such period minus (e) mandatory principal payments on Revolving Credit Loans if accompanied simultaneously by a dollar for dollar permanent reduction in the Revolving Credit Commitments during such period minus (f) any premium paid during such period in connection with the prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity of Indebtedness permitted to be prepaid, redeemed, purchased, defeased or satisfied hereunder minus (g) cash charges made during such period related to the conversion of the 2004 Convertible Senior Subordinated Notes, the 2005 Convertible Senior Subordinated Notes and the 2006 Convertible Senior Subordinated Notes minus (h) increases in Consolidated Working Capital for such period minus (i) taxes of the Borrower and its Subsidiaries that were paid in cash during such period minus (j) to the extent added to determine Consolidated EBITDA, all items that did not result from a cash payment to Borrower or any of its Subsidiaries on a Consolidated basis during such period plus (k) decreases in Consolidated Working Capital for such period, in each case on a consolidated basis determined in accordance with GAAP.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly-owned Subsidiary, (b) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (c) any Securitization Subsidiary and (d) any Immaterial Subsidiary (provided however that if such Immaterial Subsidiary is a Domestic Subsidiary and ceases to meet the definition for Immaterial Subsidiary at any time, then such Subsidiary shall no longer be an Excluded Subsidiary).

“Executive Order” shall have the meaning assigned to such term in Section 6.23.

“Existing Debt” means Indebtedness of the Borrower and its Subsidiaries described on Schedule 8.03 hereto.

“Existing Letters of Credit” means those certain letters of credit in existence on the Closing Date and set forth on Schedule 1.01(a) hereto.

“Extraordinary Receipt” means any proceeds of insurance and condemnation awards (and payments in lieu thereof) received by or paid to or for the account of any Person not in the ordinary course of business.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America (or such other bank as may be the Administrative Agent at such time) on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement dated January 5, 2007 among the Borrower, UBS Loan Finance LLC, UBSS, Bank of America, BAS and GSCP.

“Final Maturity Date” means the latest of the Revolving Maturity Date, the Term Loan Maturity Date and any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans, as of any date of determination.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Foreign Currency” means Euros, Japanese yen, Sterling, Canadian Dollars, Australian Dollars, Hong Kong Dollars, and other freely transferable currencies satisfactory to each of the Revolving Credit Lenders in their sole discretion.

“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Determination Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Sublimit” means, at any time, an amount equal to the lesser of (a) $75,000,000 and (b) the unused amount of the Aggregate Commitments under the Revolving Credit Facility at such time. The Foreign Currency Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Foreign Lender” has the meaning specified in Section 11.14(a)(i).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Pledge Supplement” means each supplement to the Security Agreement in respect of the pledge of Equity Interests of a Foreign Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GSCP” means Goldman Sachs Credit Partners L.P. and its successors.

“Guarantors” means, collectively, the Domestic Subsidiaries of the Borrower party hereto on the Closing Date and each other Subsidiary of the Borrower that joins as a Guarantor pursuant to Section 7.12.

“Guarantee” means the Guarantee made by the Guarantors pursuant to Article IV hereof.

“Guaranteed Obligations” has the meaning specified in Section 4.01.

“Hazardous Materials” means all hazardous or toxic substances, wastes or pollutants (including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls and radon gas) regulated under any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means any direct or indirect Subsidiary of the Borrower now existing or hereafter acquired or formed, and each successor thereto, which, either individually or in the aggregate with all other Immaterial Subsidiaries, accounts for less than 5% of (i) the Consolidated gross revenues of the Borrower and its Subsidiaries for the twelve month period ending as of the most recently completed fiscal quarter, (ii) Consolidated EBITDA for the twelve month period ending as of the most recently completed fiscal quarter, and (iii) the Consolidated assets of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter of the Borrower with respect to which, pursuant to clauses (a) or (b) of Section 7.01, financial statements have been, or are required to be, delivered by the Borrower.

“Incremental Term Loan Effective Date” has the meaning specified in Section 2.17(d).

“Incremental Term Loan Maturity Date” has the meaning specified in Section 2.17(f)(ii).

“Incremental Term Loans” has the meaning specified in Section 2.17(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct obligations or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) the Attributable Indebtedness of Securitization Transactions;

(e) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, except for those being contested in good faith, not past due for more than 60 days after the date on which each such trade payable or account payable was created);

(f) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g) capital leases and Synthetic Lease Obligations;

(h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock; and

(i) all Contingent Obligations (including Guarantees) of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other form of entity that limits liability to its equity holders) in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation or Securitization Transaction as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Information Memorandum” means the confidential information memorandum dated March 2007 containing information supplied by the Borrower and used by the Bookmanagers in connection with the syndication of the Commitments.

“Intercompany Subordination Agreement” means an agreement substantially in the form of Exhibit J or otherwise in a form reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Term Loan Maturity Date, Revolving Maturity Date or an Incremental Term Loan Maturity Date, as the case may be; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Term Loan Maturity Date, Revolving Maturity Date or an Incremental Term Loan Maturity Date, as the case may be.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three, six, or if available to all Appropriate Lenders, nine or twelve months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period for any Loan shall extend beyond the Term Loan Maturity Date, Revolving Maturity Date or an Incremental Term Loan Maturity Date, as the case may be.

“IntraLase Acquired Business” has the meaning specified in the preliminary statements hereof.

“IntraLase Acquisition” has the meaning specified in the preliminary statements hereof.

“IntraLase IP Transaction” means (i) the Investments by AMO Holdings, Inc. in AMO Regional Holdings to allow AMO Regional Holdings to acquire non-exclusive rights to the intellectual property of IntraLase Corp. for the entire world, with the exception of North America and South America, in an amount not to exceed $90,000,000 and (ii) the sale by IntraLase Corp. of such rights to AMO Regional Holdings; in each case provided that (x) 100% of the amount of the Investments made by AMO Holdings Inc. in AMO Regional Holdings is used for the purchase of such intellectual property rights and 100% of such invested amount is, after the purchase of such intellectual property rights, held by either IntraLase Corp. or another Loan Party and (y) the foregoing transactions occur within 60 days after the Closing Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Contingent Obligation with respect to or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or (d) any other investment in another Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 6.17.

“IP Security Agreement” means the Intellectual Property Security Agreement made by each Loan Party to the Administrative Agent, dated as of the Closing Date, as amended, amended and restated, supplemented or otherwise modified from time to time.

“IP Security Agreement Supplement” means each supplement to the IP Security Agreement with respect to the intellectual property of the Loan Parties.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document or agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit F executed and delivered by a Loan Party in accordance with the provisions of Section 7.12.

“Judgment Currency” has the meaning specified in Section 11.18.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when reimbursement is required under Section 2.03(c) or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (a) Bank of America or (b) any other Revolving Credit Lender from time to time designated by the Borrower as an L/C Issuer with the consent of such other Revolving Credit Lender and the Administrative Agent (such consent of the Administrative Agent not to be unreasonably withheld, conditioned or delayed), in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination and without duplication, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices or branch or branches of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices or branch or branches as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in a Foreign Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Revolving Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means, at any time, an amount equal to the lesser of (a) $35,000,000 and (b) the unused amount of the Aggregate Commitments under the Revolving Credit Facility at such time. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan, a Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Intercompany Subordination Agreement, the Notes, any amendment, supplement or modification hereof or thereof, the Collateral Documents, the Fee Letter, each Issuer Document, each Secured Swap Contract and each Secured Treasury Management Contract.

“Loan Notice” means a notice of (a) a Borrowing (other than a Swing Line Loan Borrowing), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor, and individually, any of the Loan Parties.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(b).

“Material Adverse Change” means any change, effect or circumstance occurring that (i) is materially adverse to the business, condition (financial or otherwise), operations, performance, properties or prospects of the IntraLase Acquired Business, or (ii) materially adversely affects the IntraLase Acquisition; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to be “materially adverse”, nor shall any of the following be taken into account in determining whether a change, effect or circumstance is “materially adverse”: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the IntraLase Acquired Business, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which the IntraLase Acquired Business conducts business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the IntraLase Acquired Business, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) the Merger Agreement or the failure to take any actions due to restrictions set forth in the Merger Agreement, (D) any changes in the price or trading volume of IntraLase Corp.’s stock, in and of itself, (E) any failure by the IntraLase Acquired Business to meet published revenue or earnings projections, in and of itself, (F) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the stockholders of IntraLase Corp. or its subsidiaries arising out of or related to the Merger Agreement or the IntraLase Acquisition or (G) any changes arising out of or resulting from any delay with respect to the receipt by the IntraLase Acquired Business of pending regulatory approvals relating to its proposed product offerings of no longer than three months after the date that the IntraLase Acquired Business has informed the Borrower it expects to obtain such pending regulatory approvals (provided that at all times during such period, such approvals are still pending and can be reasonably expected to be obtained within such period).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maximum Rate” has the meaning specified in Section 11.09.

“Merger Agreement” has the meaning specified in the preliminary statements hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in a form reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means any Real Estate, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 7.12.

“Multiemployer Plan” means any “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA and to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or has made or been obligated to make contributions at any time, or under which any Loan Party or any ERISA Affiliate has or may have any liability or obligations.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset or the incurrence or issuance of any Indebtedness or the sale or issuance of any Equity Interests (including, without limitation, any capital contribution) by any Person, or any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration or as a refund) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Indebtedness that, by the terms of the agreement or instrument governing such Indebtedness, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or accrued for future payments within 90 days after consummation of such disposition to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof; provided, however, that in the case of amounts deducted but not actually paid or that are not then payable, if at the time such amounts are paid the amount so deducted exceeds the amount actually paid, then an amount equal to such excess shall constitute “Net Cash Proceeds” for all purposes hereunder.

“Note” or “Notes” means the Revolving Credit Notes and/or the Term Notes, individually or collectively, as appropriate.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to Revolving Credit Loans, Swing Line Loans and the Term Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans, Swing Line Loans and the Term Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan described in Section 4064(a) of ERISA, has made or been obligated to make contributions at any time, or under which any Loan Party or any ERISA Affiliate has or may have any liability or obligations.

“Perfection Certificate” means a certificate in the form of Exhibit H or any other form approved by the Administrative Agent.

“Permitted Securitization” means a Securitization that complies with the following criteria: (i) the cash portion of the initial purchase price paid by the Securitization Subsidiary at closing for the Securitization Assets is at least 75% of the fair market value of the Securitization Assets at such time, (ii) the proceeds to any Loan Party, net of fees, commissions and expenses of the Securitization, from the sale of Securitization Assets are applied to repay Term Loans hereunder in accordance with Section 2.06(a), (iii) the aggregate Investment by any Loan Party does not exceed $50,000,000, (iv) the face amount of Securitization Assets sold, conveyed or transferred in all Permitted Securitizations does not exceed $50,000,000 in the aggregate and (v) the Seller’s Retained Interest and all proceeds thereof shall constitute collateral hereunder and all necessary steps to perfect a security interest in such Seller’s Retained Interest in favor of the Administrative Agent are taken by the applicable Loan Parties.

“Permitted Senior Unsecured Indebtedness” means the senior unsecured Indebtedness of the Borrower (and senior unsecured guaranties thereof by any Guarantor) incurred under the Permitted Senior Unsecured Notes and the other Permitted Senior Unsecured Note Documents which satisfies the following requirements: (a) at least five (5) Business Days prior to the issuance thereof, the Borrower shall have delivered to the Administrative Agent the then current drafts of the Permitted Senior Unsecured Note Documents and with any changes thereto made after the initial delivery of such Permitted Senior Unsecured Note Documents to be delivered to the Administrative Agent prior to the incurrence of the related Permitted Senior Unsecured Notes, (b) the final maturity thereof is no earlier than six (6) months following the Final Maturity Date, (c) the respective Permitted Senior Unsecured Note Documents do not contain (i) any financial maintenance covenants (or defaults having the same effect as a financial maintenance covenant) or (ii) any cross-default provisions to the Credit Facilities (other than cross payment default provisions), (d) there are no scheduled amortization, mandatory redemption or sinking fund provisions or similar provisions prior to the maturity of the Permitted Senior Unsecured Notes and (e) the other terms and conditions of each incurrence of Permitted Senior Unsecured Notes shall be no more onerous or restrictive on the Borrower and its Subsidiaries, taken as a whole, than the terms and conditions contained in this Agreement.

“Permitted Senior Unsecured Notes” means senior unsecured notes of the Borrower (which may be guarantied by any Guarantor) issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, or Rule 144A thereunder.

“Permitted Senior Unsecured Note Documents” means all documentation (including, without limitation, any indenture or purchase agreement) entered into in connection with any issuance of Permitted Senior Unsecured Notes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 7.02.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether now outstanding or issued after the Closing Date.

“Pro Forma Basis” means, for purposes of calculating the Debt Ratio Conditions and the financial covenants set forth in Section 8.11 (including for purposes of determining the Applicable Rate), that any Disposition or Acquisition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition (i) income statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by audited financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Rata Share” means, (a) with respect to each Revolving Credit Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Lender at such time and the denominator of which is the amount of the Revolving Credit Facility at such time; provided that if the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Revolving Credit Lender shall be determined based on the Revolving Credit Outstandings of such Revolving Credit Lender and (b) with respect to each Term Loan Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Term Loans held by such Term Loan Lender at such time and the denominator of which is the aggregate principal amount of the Term Loans at such time. The initial Pro Rata Share of each Revolving Credit Lender for the Revolving Credit Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or joinder agreement under Section 2.16(c) pursuant to which such Lender becomes a party hereto, as applicable. The initial Pro Rata Share of each Term Loan Lender is set forth opposite such Term Loan Lender on Schedule 2.01 or in the Assignment and Assumption or joinder agreement under Section 2.17(c) pursuant to which such Term Loan Lender becomes a party hereto, as applicable.

“Public Lender” has the meaning specified in Section 7.02.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualified Equity Proceeds” means the Net Cash Proceeds actually received by the Borrower after the Closing Date from any sale or offering of, or capital contribution in respect of, Qualified Capital Stock of the Borrower.

“Real Estate” means, for any Person, all of the real property owned, leased, subleased or used by such Person.

“Refinancing” means the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness listed on Schedule 1.01(c) of the Borrower or any of its Subsidiaries.

“Register” has the meaning set forth in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans (other than Swing Line Loans), a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, (a) Lenders holding in the aggregate more than 50% of the sum of the Revolving Credit Commitments and the outstanding Term Loans or (b) if the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or otherwise, Lenders holding in the aggregate more than 50% of the sum of the Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and the outstanding Term Loans; provided that the Commitment of, and the portion of the Revolving Credit Outstandings and the portion of the outstanding Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such Equity Interest.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or, if a Revolving Credit Lender has entered into one or more Assignment and Assumptions, has increased its Revolving Credit Commitment pursuant to Section 2.16, or has entered into a joinder agreement pursuant to Section 2.16, set forth for such Revolving Credit Lender in the Register maintained by the Administrative Agent pursuant to Section 11.06(c) as such Lender’s “Revolving Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.07.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit B, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans, L/C Advances and participations in Swing Line Loans made by such Lender, as amended, endorsed or otherwise modified from time to time.

“Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, all Swing Line Loans and all L/C Obligations.

“Revolving Maturity Date” means April 2, 2013.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in a Foreign Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Foreign Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Swap Banks, the Treasury Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05 and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral.

“Secured Swap Contract” means any Swap Contract required or permitted under this Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Swap Bank.

“Secured Treasury Management Contract” means any Treasury Management Agreement required or permitted under this Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Treasury Management Bank.

“Securitization” means any transaction or series of transactions entered into by a Loan Party pursuant to which such Loan Party sells, conveys, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary, Securitization Assets (and/or grants or permits a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary finances the acquisition of such Securitization Assets (i) with cash, (ii) with the issuance to a Loan Party of Seller’s Retained Interests or an increase in such Seller’s Retained Interests, or (iii) with proceeds from the sale or collection of Securitization Assets.

“Securitization Assets” means any domestic accounts receivable owed to any Loan Party (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by such Loan Party to a Securitization Subsidiary.

“Securitization Subsidiary” means a Person in which a Loan Party makes an Investment and to which a Loan Party sells, conveys, transfers or grants a security interest in Securitization Assets, which Person is formed for the limited purpose of effecting one or more Securitizations involving the Securitization Assets and related activities; provided that, (a) no portion of the Indebtedness or any related obligations (including with respect to principal, premium, interest, penalties, fees, indemnifications, reimbursements and all other amounts payable pursuant to the documentation of such Indebtedness) of the Securitization Subsidiary, contingent or otherwise (i) is guaranteed by the Borrower or any other Subsidiary (excluding the Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary in any way other than pursuant to the Standard Securitization Undertakings or (iii) subjects any property or asset (including contract rights) of the Borrower or any other Subsidiary (other than Securitization Assets), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to the Standard Securitization Undertakings and (b) the Borrower or any other Subsidiary has no obligation to maintain or preserve the Securitization Subsidiary’s financial condition or cause such Securitization Subsidiary to achieve certain levels of operating results. The Borrower shall provide written notice to the Administrative Agent of any designation of a Subsidiary as a Securitization Subsidiary by the board of directors of the Borrower, which notice shall be accompanied by a certified copy of the resolution of the board of directors of the Borrower giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of the Borrower.

“Security Agreement” means the Security Agreement made by each Loan Party to the Administrative Agent for the benefit of the Secured Parties, dated as of the Closing Date, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Seller’s Retained Interest” means the debt or equity interests held by any Loan Party in a Securitization Subsidiary to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through which any Loan Party has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time a Foreign Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate quoted by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a Foreign Currency.

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by a Loan Party which are customary for a seller or servicer of assets transferred in connection with a Permitted Securitization.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, all references to a “Subsidiary” or “Subsidiaries” shall not include any Securitization Subsidiary.

“Swap Bank” means any Lender or an Affiliate of a Lender in its capacity as a party to a Secured Swap Contract and any Person that is a Lender or an Affiliate of a Lender at the time of execution of any Swap Contract.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, interest rate hedging, foreign currency hedging, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04(a).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit G.

“Swing Line Sublimit” means, at any time, an amount equal to the lesser of (a) $20,000,000 and (b) the unused amount of the Aggregate Commitments under the Revolving Credit Facility as such time. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Agent” means UBSS.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan Lender” means any Lender holding outstanding Term Loans or a Commitment in respect of Term Loans hereunder.

“Term Loan Maturity Date” means April 2, 2014.

“Term Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.01(b) and Incremental Term Loans, if any. All Term Loans must be made in Dollars.

“Term Note” means a promissory note of the Borrower payable to the order of any Term Loan Lender, in substantially the form of Exhibit C, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term Loans, as amended, endorsed or otherwise modified from time to time.

“Threshold Amount” means $25,000,000.

“Transaction Documents” means the Acquisition Documents, the 2007 Senior Subordinated Notes Documents and the Loan Documents.

“Transaction Costs” means the fees, costs and expenses payable by the Borrower in connection with the transactions contemplated by the Transaction Documents.

“Transactions” means, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the IntraLase Acquisition; (b) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (c) the Refinancing; (d) the issuance of the 2007 Senior Subordinated Notes; and (e) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” has the meaning set forth in Section 4.10.

“Treasury Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, reporting and trade finance services and other cash management arrangements.

“Treasury Management Bank” means any Person that, at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Treasury Management Agreement.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UBSS” means UBS Securities LLC and its successors.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code, as determined under the most recent actuarial valuation of such Pension Plan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unswept Excess Cash Flow” means, as at any date of determination, (a) the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date (commencing with the Fiscal Year ending December 31, 2007; provided, however, that solely with respect to the Fiscal Year ending December 31, 2007, Excess Cash Flow shall only be measured from the Closing Date to December 31, 2007) and prior to such date of determination minus (b) the portion of such Excess Cash Flow that has been after the Closing Date and on or prior to such date of determination (or will be) applied to the Term Loans pursuant to the mandatory prepayment provisions of Section 2.06(a).

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Unless the context otherwise requires:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit, Schedule, preliminary statement and preamble references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(vi) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(vii) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Borrower and its Subsidiaries immediately prior to the date of this Agreement referenced in Section 6.05(a) and heretofore delivered to the Administrative Agent, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders (such approval not to be unreasonably withheld, delayed or conditioned)); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding the above, the parties hereto acknowledge and agree that all calculations involving Consolidated EBITDA (other than Excess Cash Flow) and all calculations of the Debt Ratio Conditions and the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.08 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Determination Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Determination Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Determination Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.09 Additional Foreign Currencies.

(a) The Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Foreign Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Revolving Credit Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Credit Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify Borrower and such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Borrower. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Foreign Currencies specifically listed in the definition of “Foreign Currency” shall be deemed a Foreign Currency with respect to such Existing Letter of Credit only.

1.10 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

(a) Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower in Dollars or in one or more Foreign Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (A) the Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (B) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lenders’ Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and (C) the Outstanding Amount of all Revolving Credit Loans that were made in a Foreign Currency shall not exceed the Foreign Currency Sublimit. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Notwithstanding anything to the contrary in this Section 2.01(a), on the Closing Date, (i) the Borrower may not borrow more than $250,000,000 of Revolving Credit Loans and (ii) any Revolving Credit Loans must be borrowed in Dollars.

(b) Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed its Commitment in respect of Term Loans. Borrowings of Term Loans shall consist of Term Loans made simultaneously by the Term Loan Lenders in accordance with their respective Commitments in respect of Term Loans. Amounts repaid or prepaid on the Term Loans may not be reborrowed. The Term Loans may consist of Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Term Loans may only be made in Dollars.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in a Foreign Currency, and (iii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration, the applicable notice must be received by the

Administrative Agent not later than 1:00 p.m. (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in a Foreign Currency, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 1:00 p.m., (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in a Foreign Currency, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period is available to all the Appropriate Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly (and in any event on the date of such telephonic notice) by delivery to the Administrative Agent of a written Loan Notice appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the Foreign Currency in which such Loans are to be made, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loan so requested shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in a Foreign Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and currency) of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case, described in the preceding subsection (a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in a Foreign Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America (or such other bank as may be the Administrative Agent at such time) with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower, as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, (i) no Revolving Credit Loans may be converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Foreign Currency) if the Administrative Agent has, or (A) the Revolving Credit Lenders holding more than fifty percent (50%) of the Revolving Credit Commitments (other than Defaulting Lenders) or (B) if the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or otherwise, Lenders holding in the aggregate more than 50% of the Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes hereof) have, determined in its or their sole discretion not to permit such conversion or continuation, and such Lenders may demand that (1) any or all of the then outstanding Eurocurrency Rate Loans be converted immediately to Base Rate Loans and (2) any or all of the then outstanding Eurocurrency Rate Loans denominated in a Foreign Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, in each case on the last day of the then current Interest Period with respect thereto and (ii) no Term Loans may be converted to or continued as Eurocurrency Rate Loans if the Administrative Agent has, or the Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Term Loans have, determined in its or their sole discretion not to permit such conversion or continuation, if any, and such Lenders may demand that any or all of the then outstanding Term Loans that are Eurocurrency Rate Loans be converted immediately to Base Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Appropriate Lenders of any change in the prime rate of Bank of America (or such other bank as may be the Administrative Agent at such time) used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to the Revolving Credit Loans and ten (10) Interest Periods in effect with respect to the Term Loans.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, the Existing Letters of Credit shall be continued as Letters of Credit governed by this Agreement and (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Foreign Currencies for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last extension, unless the Revolving Credit Lenders holding in the aggregate more than 50% of the Revolving Credit Commitments have approved such expiry date (it being understood that no such approval shall be required for the issuance of any Letter of Credit that has an expiry date of 12 months or less from the date of issuance, but that includes provision for automatic renewal beyond such 12 month period); or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or a Foreign Currency;

(D) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

(E) a default of any Revolving Credit Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Credit Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Credit Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent (A) not later than 1:00 p.m. at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars, and (B) not later than 1:00 p.m. at least ten (10) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in a Foreign Currency (or in each case such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion). In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof and in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Revolving Credit Lenders holding in the aggregate more than 50% of the Revolving Credit Commitments have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in a Foreign Currency, the Borrower shall reimburse the L/C Issuer in such Foreign Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in a Foreign Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 1:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars if the L/C Issuer delivers notice of such payment by 11:00 a.m. on such day (or, if notice of such payment by the L/C Issuer is made after 11:00 a.m., not later than 10:00 a.m. the next succeeding Business Day), or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in a Foreign Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in Foreign Currency) (the “Unreimbursed Amount”), and the Dollar Equivalent amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing in Dollars of Base Rate Loans to be disbursed on the Honor Date in a Dollar Equivalent amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including the Revolving Credit Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan in Dollars under the Revolving Credit Facility to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Pro Rata Share thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, any other agreement or instrument relating thereto or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guarantee or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit;

(vi) any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties, nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(iii) Sections 2.06 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.06 and Section 9.02(c), “Cash

Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America (or such other bank as may be the Administrative Agent at such time). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of the L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at Bank of America (or such other bank as may be the Administrative Agent at such time) as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer. So long as no Default has occurred and is continuing and no Obligations of the Borrower or any Loan Party that are due and payable remain unpaid, if any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be returned to the Borrower.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Revolving Credit Loans that are also Eurocurrency Rate Loans times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate for Revolving Credit Loans that are also Eurocurrency Rate Loans separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04 to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans (other than Swing Line Loans) and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (1) the Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (2) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of principal amount of $250,000 and integral multiples of $100,000 in excess thereof and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 4:00 p.m.

on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Revolving Credit Loan that is a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided however that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Pro Rata Share of such payment in the same funds as those received by the Swing Line Lender.

(B) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(viii) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(ix) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Voluntary Prepayments.

(a) Subject to the last sentence of this paragraph, the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (ii) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Foreign Currencies, and (iii) one Business Day prior to any date of prepayment of Base Rate Loans; (b) any prepayment of Eurocurrency Rate Loans (whether denominated in Dollars or a Foreign Currency) shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (c) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans and the manner in which the prepayment should be applied by the Administrative Agent (it being understood that prepayments pursuant to this Section 2.05(a) may be applied as directed by the Borrower; provided however that the Borrower may not specify that any Lender receives more or less than its Pro Rata Share of any such prepayment). The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with, in the case of a Eurocurrency Rate Loan, any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Appropriate Lenders in accordance with their respective Pro Rata Shares. Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to prepay the Term Loans in whole or in part pursuant to this Section 2.05(a) during the period from the Closing Date through the date ten Business Days thereafter.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

2.06 Mandatory Prepayments.

(a) The Borrower shall promptly (and in any event within five (5) Business Days) after receipt of the Net Cash Proceeds by the Borrower or any of its Subsidiaries from (i) the Disposition of any assets of the Borrower or any of its Subsidiaries (other than any Disposition of assets pursuant to clause (a), (b), (c), (d), (e), (g), (h) or (k) of Section 8.05) for an aggregate amount of $40,000,000 or more after the Closing Date (provided however that the Net Cash Proceeds of any Dispositions of assets pursuant to Section 8.05(f) shall not be considered for purposes of the $40,000,000 threshold and an amount equal to such Net Cash Proceeds shall be promptly and in any event within five (5) Business Days after receipt thereof used to prepay the Term Loans in the manner set forth below), (ii) the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness or Preferred Stock (other than Indebtedness or Preferred Stock incurred or issued pursuant to clause (a), (b), (c), (d)(i), (e), (f), (g), (i), (j), (k), (l), (m), (n), (o), (p) or (q) of Section 8.03), and (iii) any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries in an aggregate amount of $30,000,000 or more in any Fiscal Year and not otherwise included in clause (i) or (ii) above, prepay an aggregate principal amount of the Term Loans in an amount equal to 100% of the amount of such Net Cash Proceeds. Each such prepayment shall be applied to the Term Loans (applied first to the principal amortization payments due on the repayment dates set forth in Section 2.08(b) occurring within the 12 months following such prepayment in direct order of maturity and second ratably to the remaining principal amortization payments scheduled for the other repayment dates set forth in Section 2.08(b)).

With respect to any Net Cash Proceeds (I) realized under a Disposition described in clause (i) above (other than Net Cash Proceeds realized in connection with the Disposition of assets pursuant to Section 8.05(f), which shall not be subject to the reinvestment rights set forth in this sentence) or (II) described in clause (iii) above, at the option of the Borrower (as elected by the Borrower in writing to the Administrative Agent no later than five (5) Business Days after the receipt of any related Net Cash Proceeds), and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful in the business of the Borrower and its Subsidiaries so long as within 365 days after the receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (with any such reinvestments being subject to the terms of this Agreement); provided further, however, that any Net Cash Proceeds not so reinvested after such 365-day period shall be immediately applied to the prepayment of the Loans as set forth above. Furthermore, in the case of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2007; provided, however that solely with respect to the Fiscal Year ending December 31, 2007, Excess Cash Flow shall only be measured from the Closing Date to December 31, 2007), not later than five Business Days after the date on which the financial statements referred to in Section 7.01(a) for such Fiscal Year are required to be delivered to the Administrative Agent, the Borrower shall prepay the Term Loans (applied first to the principal amortization payments due on the repayment dates set forth in Section 2.08(b) occurring within the 12 months following such prepayment in direct order of maturity and second ratably to the remaining principal amortization payments scheduled for the other repayment dates set forth in Section 2.08(b)) in an amount equal to (x) 50% of Excess Cash Flow for such Fiscal Year minus (y) the aggregate principal amount of Term Loans voluntarily prepaid pursuant to Section 2.05 and Revolving Credit Loans voluntarily prepaid pursuant to Section 2.05 (to the extent accompanied by a reduction of the Revolving Credit Commitments in an equal amount pursuant to Section 2.07), in each case during such Fiscal Year (excluding the aggregate principal amount of any such voluntary prepayments made with the proceeds of any financings with respect to such prepayments); provided that (A) the percentage referred to above in this sentence shall be reduced to 25% if the Consolidated Total Leverage Ratio as of the end of such Fiscal Year is no greater than 3.50 to 1.00 but greater than 2.50 to 1.0 and (B) no prepayment using any percentage of Excess Cash Flow shall be required pursuant to this sentence if the Consolidated Total Leverage Ratio as of the end of such Fiscal Year is no greater than 2.50 to 1.00.

(b) If for any reason the Revolving Credit Outstandings at any time exceed the Revolving Credit Facility then in effect, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(b) unless after the prepayment in full of the Revolving Credit Loans, the Swing Line Loans and the L/C Borrowings the Revolving Credit Outstandings exceed the Revolving Credit Facility then in effect.

(c) The Borrower shall, on each Business Day, Cash Collateralize the L/C Obligations in an amount (if any) equal to the amount by which the L/C Obligations exceeds the Letter of Credit Sublimit on such Business Day.

(d) Prepayments of the Revolving Credit Facility made pursuant to clause (b) above shall be first applied ratably to the L/C Borrowings and the Swing Line Loans until such L/C Borrowings and Swing Line Loans are paid in full, second applied ratably to the Revolving Credit Loans then outstanding until such Loans are paid in full and third used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or Revolving Credit Lenders, as applicable.

(e) If as of any Determination Date (i) the Dollar Equivalent of the Revolving Credit Outstandings exceeds the Revolving Credit Facility then in effect, (ii) the Dollar Equivalent of the Outstanding Amount of all Revolving Credit Loans denominated in a Foreign Currency exceeds the Foreign Currency Sublimit then in effect or (iii) the Dollar Equivalent of all L/C Obligations exceeds the Letter of Credit Sublimit, in each case, the Borrower shall, on such Determination Date, prepay Revolving Credit Loans denominated in Foreign Currencies and/or Cash Collateralize Letters of Credit denominated in a Foreign Currency in an aggregate amount equal to such excess; provided that to the extent that the Borrower has a Swap Contract with a counterparty reasonably acceptable to the Administrative Agent for the Foreign Currency of such Revolving Credit Loan or Letter of Credit, such Swap Contract shall be considered in making the calculation in this clause (e).

(f) Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans. All prepayments under this Section 2.06 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any additional amounts required to Section 3.05. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.06 shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Administrative Agent and applied to the prepayment of Eurocurrency Rate Loans on the last day of the then next-expiring Interest Period for Eurocurrency Rate Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 3.05.

2.07 Termination or Reduction of Commitments.

(a) The Borrower may, upon notice to the Administrative Agent, terminate unused amounts of the Revolving Credit Facility, or from time to time permanently reduce the unused portions of the Revolving Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Credit Outstandings would exceed the Revolving Credit Facility, and (iv) if, after giving effect to any reduction of the Revolving Credit Facility, the Letter of Credit Sublimit, the Swing Line Sublimit or the Foreign Currency Sublimit exceeds the amount of the Revolving Credit Facility, such Letter of Credit Sublimit, Swing Line Sublimit or Foreign Currency Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Appropriate Lenders of any such notice of termination or reduction of the Revolving Credit Facility. Any reduction of the Revolving Credit Facility shall be applied to the Commitment of each Appropriate Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

(b) The Letter of Credit Sublimit shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Sublimit exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(c) The Swing Line Sublimit shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Sublimit exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(d) The Foreign Currency Sublimit shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Foreign Currency Sublimit exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

2.08 Repayment of Loans.

(a) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Revolving Maturity Date the aggregate principal amount of the Revolving Credit Loans then outstanding.

(b) Term Loans. The Borrower shall make principal payments on the Term Loans in installments on the dates and in the amounts (shown as a percentage of the Term Loans outstanding on the Closing Date) set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05 or Section 2.06), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment (% of Term Loans outstanding on the Closing Date)
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
Term Loan Maturity Date	Outstanding Principal Balance of Term Loan

2.09 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)(i) Upon the occurrence and during the continuance of an Event of Default under Section 9.01(a), (f) or (g), interest shall thereafter accrue, in the case of overdue or unpaid (in the case of any Event of Default under Section 9.01(f) or (g)) principal, interest or premium (if any) on any Loan at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the occurrence and during the continuance of an Event of Default under Section 9.01(a), (f) or (g), interest shall thereafter accrue, in the case of overdue or unpaid (in the case of any Event of Default under Section 9.01(f) or (g)) amounts payable under the Loan Documents (other than principal, interest or premium (if any) on any Loan) at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to Revolving Credit Loans that are Base Rate Loans to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10 Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee (the “Commitment Fee”) in Dollars equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Revolving Credit Facility exceeds the sum of (x) the Outstanding Amount of Revolving Credit Loans and (y) the Outstanding Amount of L/C Obligations; provided, however, that no Commitment Fee shall accrue on the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Maturity Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes hereof, Swing Line Loans shall not be counted toward or be considered as usage of the Revolving Credit Facility.

(b) Other Fees. The Borrower shall pay to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Fee Letter. The Borrower shall pay to the Bookmanagers, in Dollars, for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans and when the Base Rate is determined by the “prime rate” of Bank of America (or such other bank as may be the Administrative Agent at such time) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Foreign Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.09(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of the Loans and all other Obligations hereunder.

2.12 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Appropriate Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) (i) in the case of Revolving Credit Loans, a Revolving Credit Note and (ii) in the case of the Term Loans, a Term Note which shall evidence such Appropriate Lender’s Loans in addition to such accounts or records. Each Appropriate Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

2.13 Payments Generally; Administrative Agent’s Clawback.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Appropriate Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars, or, with respect to Revolving Credit Loans made in a Foreign Currency, the applicable Foreign Currency and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in a Foreign Currency shall be made to the Administrative Agent, for the account of the respective Revolving Credit Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Foreign Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in a Foreign Currency, the Borrower shall make such payment in

Dollars in the Dollar Equivalent of the Foreign Currency payment amount. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in a Foreign Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Appropriate Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect (plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to Base Rate Loans for the applicable Borrowing. Nothing herein shall be deemed to relieve any Appropriate Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Appropriate Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Appropriate Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Appropriate Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Appropriate Lender of its corresponding obligation to do so on such date, and no Appropriate Lender shall be responsible for the failure of any other Appropriate Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14 Sharing of Payments by Lenders.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans), any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) from the other Appropriate Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that (x) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (y) the provisions of this Section shall not be construed to apply to (1) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrower consents to the foregoing and agrees that any Appropriate Lender so purchasing a participation from another Appropriate Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Appropriate Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.15 Foreign Currency Borrowings.

The Administrative Agent shall determine the Dollar Equivalent amount on each of the following dates: (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in a Foreign Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in a Foreign Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a Foreign Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in a Foreign Currency and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require (any of the foregoing dates, a “Determination Date”).

2.16 Increase in Revolving Credit Facility.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrower may from time to time, request an increase in the Revolving Credit Facility; provided that (i) the aggregate amount of Incremental Term Loans made pursuant to Section 2.17 and additional Revolving Credit Commitments made pursuant to this Section 2.16 may not exceed $200,000,000 (and in no event may the additional Revolving Credit Commitments made pursuant to this Section 2.16 exceed $100,000,000) and (ii) any such request for an increase in additional Revolving Credit Commitments shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders).

(b) Lender Elections to Increase. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment. For the avoidance of doubt, any Revolving Credit Lender approached to provide all or a portion of the additional Revolving Credit Commitments may elect or decline, it its sole discretion, to provide such additional Revolving Credit Commitments.

(c) Notification by Administrative Agent; Additional Revolving Credit Lenders. The Administrative Agent shall notify the Borrower and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Borrower, the Administrative Agent and the Arrangers; provided that any such Eligible Assignees must be reasonably acceptable to the Administrative Agent, the L/C Issuer and the Swing Line Lender. Such joinder agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.16.

(d) Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section 2.16, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase. The conditions precedent to such increase in Revolving Credit Commitments shall be:

(i) no Default shall have occurred and be continuing or would result from the increase in Revolving Credit Commitments (assuming all such additional Revolving Credit Commitments are fully drawn);

(ii) after giving pro forma effect to the increase in Revolving Credit Commitments (assuming all such additional Revolving Credit Commitments are fully drawn) and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Acquisition or Disposition prior to or concurrently with such borrowings after the beginning of the relevant determination period but prior to or simultaneous with the making available of the additional Revolving Credit Commitments, the Borrower will be in compliance with each of the covenants set forth in Section 8.11 as of the Revolving Credit Increase Effective Date and as of the date of the most recent financial statements delivered pursuant to Section 7.01(a) or (b);

(iii) if any Revolving Credit Loans are made, each of the conditions set forth in Section 5.02 shall be satisfied;

(iv) the Borrower shall make any payments required pursuant to Section 3.05 in connection with any adjustment of Revolving Credit Loans pursuant to Section 2.16(f); and

(v) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(f) The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Revolving Credit Commitments under this Section 2.16.

(g) Terms of Additional Revolving Credit Commitments. The terms of the additional Revolving Credit Commitments made pursuant to this Section 2.16 shall be identical to the Revolving Credit Commitments made on the Closing Date, as such terms may have been amended pursuant to this Agreement. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Credit Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Credit Loans made pursuant to the additional Revolving Credit Commitments made pursuant to this Section 2.16.

(h) Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or Section 11.01 to the contrary.

2.17 Incremental Term Loans.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Term Loan Lenders), the Borrower may from time to time, request an increase in the Term Loans (any such term loans made pursuant to this Section 2.17 referred to herein as “Incremental Term Loans”); provided that (i) the aggregate amount of Incremental Term Loans made pursuant to this Section 2.17 and additional Revolving Credit Commitments made pursuant to Section 2.16 may not exceed $200,000,000 (and in no event may the additional Revolving Credit Commitments made pursuant to Section 2.16 exceed $100,000,000), and (ii) any such request for an increase shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Term Loan Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Term Loan Lenders).

(b) Lender Elections to Increase. Each Term Loan Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide Incremental Term Loans and if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Term Loan Lender’s Pro Rata Share in respect of the Term Loans) of such requested increase. Any Term Loan Lender not responding within such time period shall be deemed to have declined to provide any Incremental Term Loans. For the avoidance of doubt, any Term Loan Lender approached to provide all or a portion of the Incremental Term Loans may elect or decline, it its sole discretion, to provide such Incremental Term Loans.

(c) Notification by Administrative Agent; Additional Term Loan Lenders. The Administrative Agent shall notify the Borrower of the Term Loan Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Term Loan Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Borrower, the Administrative Agent and the Arrangers; provided that any such Eligible Assignees must be reasonably acceptable to the Administrative Agent. Such joinder agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.17.

(d) Effective Date and Allocations. If Incremental Term Loans are to be made in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Term Loan Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Term Loan Lenders of the final allocation of such increase and the Incremental Term Loan Effective Date.

(e) Conditions to Effectiveness of Increase. The conditions precedent to the making of any Incremental Term Loans on the Incremental Term Loan Effective Date shall be:

(i) no Default shall have occurred and be continuing or would result from the making of the Incremental Term Loans;

(ii) after giving pro forma effect to the Incremental Term Loans and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Acquisition or Disposition prior to or concurrently with such borrowings after the beginning of the relevant determination period but prior to or simultaneous with the making of the Incremental Term Loans, the Borrower will be in compliance with the Debt Ratio Conditions as of the Incremental Term Loan Effective Date;

(iii) each of the conditions set forth in Section 5.02 shall be satisfied; and

(iv) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(f) Terms of Incremental Term Loans. The terms and provisions of the Incremental Term Loans shall be as follows:

(i) terms and provisions of the Incremental Term Loans shall be, except as otherwise set forth herein or in the joinder agreement referenced in Section 2.17(c), identical to the Term Loans as of the Closing Date, as such terms may have been amended pursuant to this Agreement (it being understood that Incremental Term Loans may be part of an existing tranche of Term Loans);

(ii) if the Incremental Term Loans are not part of an existing tranche of Term Loans, the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Term Loan Maturity Date;

(iii) unless otherwise set forth in the joinder agreement referenced in Section 2.17(c), each series of Incremental Term Loans will amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of such series (unless additional amounts are issued under such series, in which case in equal quarterly installments in annual amounts equal to 1.0% of the sum of (A) the original principal amount of such series and (B) any additional amounts for such series as of the relevant Incremental Term Loan Effective Date), with the balance payable on the relevant Incremental Term Loan Maturity Date; provided, however that in no event shall a joinder agreement provide that amortization payments for Incremental Term Loans shall be more than ratable with the amortization payments for the Term Loans borrowed on the Closing Date; and

(iv) if the Incremental Term Loans are not part of an existing tranche of Term Loans, the Incremental Term Loans shall be no more than pari passu with the Term Loans borrowed on the Closing Date with respect to payments under Section 2.06 and other payment rights under this Agreement.

(g) Unless otherwise specifically provided herein, all references in Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans made pursuant to this Section 2.17.

(h) Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or Section 11.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Subject to compliance with the provisions of Section 11.14, any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties imposed with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes) and any branch profits taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized, maintains its principal office or maintains its Lending Office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). Subject to Section 11.14, if the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority or other authority in accordance with applicable Laws, and (iv) as soon as reasonably practicable after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) The Borrower agrees to pay to the relevant Government Authority any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies with reasonable support is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income, and tax credits that are attributable to such taxes and reasonably anticipated to be utilized during the taxable year such taxes are imposed) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

(e) If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder or on account of which the Borrower’s payment to a Lender has been increased hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with the Borrower in challenging such Taxes at the Borrower’s expense if so requested by the Borrower in writing. If the Administrative Agent, a Lender or the L/C Issuer determines, in their reasonable good faith judgments, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to the Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Taxes had never been paid.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or a Foreign Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or a Foreign Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or Foreign Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether in Dollars or a Foreign Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender determines that as a result of the introduction after the Closing Date of or any change after the Closing Date in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) any taxes (as to which Section 3.01 shall govern to the extent applicable), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction after the Closing Date of any Law regarding capital adequacy or any change after the Closing Date therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

(d) A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in Foreign Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of an assignment by Bank of America, any Bookmanager or its Affiliates as part of the primary syndication (as determined by the Bookmanagers) of the Loans and Commitments;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank Eurocurrency market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Notwithstanding the foregoing, amounts shall be payable by the Borrower pursuant to this Section 3.05 only to the extent any Lender claiming payment hereunder has notified the Borrower and the Administrative Agent in writing of such amounts within 60 days after such amounts have been incurred by such Lender.

3.06 Matters Applicable to all Requests for Compensation.

(a) A written notice from the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Anything in this Agreement to the contrary notwithstanding, to the extent any notice under this Article III is given by any Lender more than 180 days after such Lender has knowledge of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss or other additional amounts described in this Article III or if such additional cost, reduction in amounts, loss or other additional amounts are the result of any change in Law that is applied retroactively, more than 180 days after the date such Law was changed (without giving effect to such retroactive application), such Lender shall not be entitled to compensation under such Section for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

3.07 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

GUARANTEE

4.01 The Guarantee.

The Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement, each Secured Party and the Administrative Agent and their respective successors and assigns as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) and, for the avoidance of doubt, of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 shall constitute a guaranty of payment and are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Guaranteed Obligations of the Borrower under the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full), it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent, the L/C Issuer or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to attach or be perfected;

(v) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor); or

(vi) the release of any other Guarantor pursuant to Section 4.10.

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, any Lender or any Secured Party exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against the Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Domestic Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Waivers.

(a) Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that its obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting its liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guarantee or of the existence, creation or incurrence of new or additional Guaranteed Obligations. Each Guarantor waives any rights and defenses that are or may become available to it by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code. The foregoing waivers and the provisions hereinafter set forth in this Guarantee which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guarantee or the Guaranteed Obligations.

(b) Each Guarantor understands and acknowledges that if the Secured Parties foreclose judicially or nonjudicially against any real property security for the Guaranteed Obligations, that foreclosure could impair or destroy any ability that such Guarantor may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under this Guarantee. Each Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of its rights, if any, may entitle such Guarantor to assert a defense to this Guarantee based on Section 580d of the California Code of Civil Procedure as

interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Agreement, each Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Guarantor will be fully liable under this Guarantee even though the Secured Parties may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Guaranteed Obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which the Secured Parties may commence to enforce this Guarantee; (iii) acknowledges and agrees that the rights and defenses waived by such Guarantor in this Guarantee include any right or defense that such Guarantor may have or be entitled to assert based upon or arising out of any one or more of §§ 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Guaranteed Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Guaranteed Obligations.

(c) Each Guarantor waives all rights and defenses that such Guarantor may have because any of the Guaranteed Obligations is secured by real property. This means, among other things: (i) the Secured Parties may collect from such Guarantor without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (ii) if the Secured Parties foreclose on any real property collateral pledged by the other Loan Parties: (A) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Secured Parties may collect from such Guarantor even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right such Guarantor may have to collect from the Borrower. This is an unconditional and irrevocable waiver of any rights and defenses any Guarantor may have because any of the Guaranteed Obligations is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon §580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(d) Each Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure §580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

4.05 Subrogation; Subordination.

Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 4.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

4.06 Remedies.

The Guarantors jointly and severally agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01(a). The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.07 Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article IV constitutes an instrument for the payment of money, and consents and agrees that any Lender or any agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

4.08 Guarantee of Payment; Continuing Guarantee.

The guarantee given by the Guarantors in this Article IV is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

4.09 General Limitation on Guaranteed Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 4.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 4.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 4.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

4.10 Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a Person or Persons, none of which is the Borrower or a Guarantor, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 11.04 hereof) and its obligations to pledge and grant any collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Administrative Agent pursuant to the Security Agreement and each other applicable Collateral Document shall be automatically released, and, so long as the Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to evidence each release described in this Section 4.10 in accordance with the relevant provisions of the Collateral Documents.

4.11 Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 4.05. The provisions of this Section 4.11 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE V.

CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS

5.01 Conditions to Effectiveness.

The obligation of each Lender and, if applicable, the L/C Issuer, to fund or make the initial Credit Extension pursuant to the terms of this Agreement are subject to satisfaction (or waiver), prior to or substantially concurrently with the making of such Credit Extension on the Closing Date, of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) an executed counterpart of each of this Agreement, the Security Agreement, the IP Security Agreement, the Intercompany Subordination Agreement and the Perfection Certificate;

(ii) a Revolving Credit Note executed by a Responsible Officer of the Borrower in favor of each Revolving Credit Lender requesting a Revolving Credit Note at least three Business Days prior to the Closing Date;

(iii) a Term Note executed by a Responsible Officer of the Borrower in favor of each Term Loan Lender requesting a Term Note at least three Business Days prior to the Closing Date;

(iv) a certificate of the President, a Vice President, secretary or assistant secretary of each Loan Party dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying (A) that attached thereto is a true and complete copy of each Organization Document of such Loan Party certified (if applicable) as of a recent date by the Secretary of State of the state of its organization and the absence of any amendments to such Organization Documents since the date of the most recent Organization Documents attached thereto, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) as to the incumbency and specimen signature of each Responsible Officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (iv)); and (D) as to the absence of any proceeding for the dissolution or liquidation of such Loan Party;

(v) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 5.01(e), Section 5.01(h), Section 5.01(l), Section 5.02(a) and Section 5.02(b) have been satisfied;

(vi) a certificate as to the good standing of each Loan Party (in so-called “long form” if available) from the Secretary of State of the jurisdiction of organization of each Loan Party or other applicable Governmental Authority, dated reasonably near the Closing Date; and

(vii) a solvency certificate in the form of Exhibit I, dated the Closing Date and signed by the Chief Financial Officer of the Borrower.

(b) The Administrative Agent shall have received, on behalf of itself, any other agents, the Lenders and the L/C Issuer, a favorable written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Loan Parties (i) dated the Closing Date, (ii) addressed to the Administrative Agent, the L/C Issuer, the Documentation Agent, the Syndication Agent and the Lenders and (iii) covering such customary matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) All costs, fees, expenses (including, without limitation, legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the Bookmanagers and the Administrative Agent shall have been paid, in each case to the extent due and payable by the Borrower plus such reasonable additional amounts of attorney costs as shall constitute its reasonable estimate of attorney costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) Receipt by the Administrative Agent of the following:

(i) any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are unnecessary under the law of the jurisdiction of incorporation of such Person);

(ii) UCC financing statements in appropriate form for filing under the UCC and filings with the United States Patent and Trademark Office and United States Copyright Office as may be necessary or appropriate to perfect the Liens created, or purported to be created, by the Collateral Documents;

(iii) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches that the Administrative Agent deems necessary or appropriate, each of a recent date and none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted pursuant to Section 8.01 or any other Liens acceptable to the Administrative Agent); and

(iv) evidence reasonably acceptable to the Administrative Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Collateral Documents.

Notwithstanding the foregoing, with respect to any Collateral the security interest in which may not be perfected by filing of a UCC financing statement or delivery of a physical stock certificate and related stock power, if the perfection of Administrative Agent’s Lien in such Collateral may not be accomplished on or prior to the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such Lien shall not constitute a condition precedent to the initial Credit Extension, and the Borrower shall deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such Lien, as more fully set forth in the Collateral Documents and in Section 7.20 and in each case subject to the limitations and exceptions set forth in the Loan Documents.

(e) Since December 31, 2005 and except as disclosed in any form, report, schedule, statement or other document, including any exhibits thereto, required to be filed by the IntraLase Acquired Business with the SEC that were so filed prior to January 5, 2007, there has been no Material Adverse Change.

(f) With respect to the Transactions:

(i) The IntraLase Acquisition and the Refinancing shall be consummated substantially simultaneously with the initial Credit Extensions hereunder on the Closing Date and (with respect to the IntraLase Acquisition, to the extent specified in the Merger Agreement) shall be consummated in accordance with applicable law and on the terms described in the Merger Agreement without, in the case of the Merger Agreement, the waiver or amendment of any provisions thereof in a manner material and adverse to the Lenders, unless consented to by the Bookmanagers (such consent not to be unreasonably withheld or delayed);

(ii) the Merger Agreement and all other material related documentation (including, without limitation, any and all proxy statements and other material documentation related to any required shareholder approvals or consents) shall be reasonably satisfactory in all material respects to the Administrative Agent and the Bookmanagers (it being acknowledged that the executed Merger Agreement dated as of January 5, 2007 and the final disclosure schedules provided to the Administrative Agent and the Bookmanagers, in each case provided at February 23, 2007 at 3:08 p.m. Pacific time, are satisfactory to the Administrative Agent and the Bookmanagers);

(iii) the Borrower shall have received not less than $250,000,000 in gross proceeds from the issuance and sale of the 2007 Senior Subordinated Notes; and

(iv) all liens in favor of the existing lenders in respect of all debt being refinanced in the Refinancing shall be released substantially simultaneously with the initial Credit Extensions hereunder on the Closing Date; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any Person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in IP Rights and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(g) The Bookmanagers shall have received the financial statements, pro forma financial statements and the forecasts described in Section 6.05.

(h) To the extent required by the Merger Agreement, all necessary governmental and material third party approvals in connection with the Transactions shall have been obtained and shall be in effect. Without limiting the foregoing, to the extent required by the Merger Agreement, all requisite shareholder approvals and consents required by applicable law or the Transaction Documents with respect to the Merger Agreement and the Organization Documents of the Borrower necessary to effect the IntraLase Acquisition contemplated by the Merger Agreement shall have been obtained and shall be in full force and effect.

(i) The Administrative Agent shall have received (i) a copy, certified by a Responsible Officer of the Borrower as true and complete, of the Merger Agreement, together with all exhibits and schedules and (ii) a copy, certified by a Responsible Officer of the Borrower as true and complete, of the 2007 Indenture (together with all exhibits and schedules thereto) as originally executed and delivered.

(j) The Administrative Agent shall have received a certificate as to coverage under the insurance policies required by Section 7.07, each of which shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, in customary form.

(k) The Lenders shall have received all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including the information described in Section 11.21.

(l) The representations and warranties of the IntraLase Acquired Business in the Merger Agreement that are material to the interests of the Lenders and would result in the Borrower or any of its Subsidiaries having a right to terminate its obligations thereunder shall be true and correct in all material respects as of the Closing Date.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (excluding a Loan Notice requesting a conversion of Loans of one Type to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided however that with respect to the initial Credit Extensions hereunder, with respect to the representations and warranties made by or with respect to the IntraLase Acquired Business, any breach of any such representations and warranties shall not constitute a failure to satisfy the condition set forth in this Section 5.02(a) unless such breach is a breach of any of the representations and warranties set forth in Sections 6.01, 6.02, 6.03, 6.04 or 6.14.

(b) No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom; provided however that with respect to the initial Credit Extensions hereunder, no Default or Event of Default shall be deemed to exist with respect to breaches of the representations and warranties made by or with respect to the IntraLase Acquired Business, unless (i) such breach also constitutes a breach of a representation or warranty in the Merger Agreement that is material to the interests of the Lenders and would result in the Borrower or any of its Subsidiaries having a right to terminate its obligations thereunder or (ii) such breach is a breach of any of the representations and warranties set forth in Sections 6.01, 6.02, 6.03, 6.04 and 6.14.

(c) The Administrative Agent and, if applicable, the L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof, or if applicable, the Swing Line Lender shall have received a Swing Line Loan Notice, in each case in accordance with the terms hereof.

Each Request for Credit Extension (excluding a Loan Notice requesting a conversion of Loans of one type to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power; Compliance with Laws.

Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under (i) the Laws of the jurisdiction of its incorporation or organization and (ii) the Laws of each jurisdiction where such qualification is required, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, (d) is in compliance with all Laws and (e) has all requisite power and authority to execute, deliver and perform the Transaction Documents to which it is a party; except in each case referred to in clause (a)(ii), (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document and each Transaction Document to which such Loan Party is party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) result in the creation or imposition of any Lien on any property of Borrower or any of its Subsidiaries, other than Liens permitted under this Agreement; (c) conflict with or result in any breach or contravention of, or require any payment to be made under, (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (d) violate in any material respect any applicable Law, except in each case referred to in clause (c), as could not reasonably be expected to have a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required (x) in connection with (i) the execution, delivery, recordation, filing or performance by, or enforcement against, any Loan Party of any Loan Document to which it is or is to be a party, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof)(to the extent required by the Collateral Documents and subject, in all cases, to the exceptions set forth therein) or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents; or (y) in connection with the execution, delivery, recordation, filing or performance by, or enforcement against, any Loan Party of any Acquisition Document to which it is or is to be a party, or for the consummation of the Transactions, except, in each case, approvals, consents, exemptions, authorizations, or other actions by, or notices to, or filings with, any Governmental Authority or any other Person (A) which have, or will have been, obtained or delivered to the Administrative Agent on or prior to the Closing Date and are in full force and effect (B) which, in the case of clause (y) only, are immaterial; or (C) which are routine and issued or obtained in the ordinary course of business.

6.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, has been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered, constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Borrower has heretofore delivered to the Administrative Agent (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Years ended December 31, 2004, December 31, 2005 and December 31, 2006, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Years of the Borrower and its Subsidiaries, including the notes thereto, and (ii) the audited consolidated balance sheet of the IntraLase Acquired Business for the Fiscal Years ended December 31, 2004, December 31, 2005 and December 31, 2006, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Years of the IntraLase Acquired Business, including the notes thereto. Except as set forth in the financial statements provided in the first sentence of this Section 6.05(a), as of the Closing Date, there are no liabilities of Borrower or any of its Subsidiaries or the IntraLase Acquired Business of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein; and (ii) fairly present in all material respects the financial condition of each of the Borrower and its Subsidiaries and the IntraLase Acquired Business (as applicable) as of the date thereof and the results of operations of each of the Borrower and its Subsidiaries and the IntraLase Acquired Business (as applicable) for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Borrower has heretofore delivered to the Lenders an unaudited pro forma consolidated balance sheet and related statement of income, as well as pro forma levels of EBITDA, for the fiscal year ended December 31, 2006, in each case after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income and cash flows. Such pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable), accurately reflect all adjustments required to be made to give effect to the Transactions, and in accordance with Regulation S-X, and present fairly in all material respects the pro forma consolidated financial position and results of operations of Borrower and its Subsidiaries as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(c) The Consolidated forecasted balance sheet, statement of income and statement of cash flows of the Borrower and its Subsidiaries delivered to the Lenders prior to the date hereof (such forecasts covering the financial performance of Borrower and its Subsidiaries on an annual basis from 2007 through 2014 and on a quarterly basis through the fourth quarter of Fiscal Year 2007, or such other period as may be agreed by the Bookmanagers) or pursuant to Section 7.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable estimate of its future financial performance (it being acknowledged that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material manner).

(d) Since December 31, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries that (a) challenges the validity or enforceability of this Agreement or any other Loan Document, (b) could reasonably be expected to have a Material Adverse Effect or (c) challenges the IntraLase Acquisition in a manner that could reasonably be expected to be material and adverse to the consummation of the IntraLase Acquistion.

6.07 No Default.

Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.

6.08 Property; Liens.

(a) Each of the Borrower and each of its Subsidiaries have good title to, or valid leasehold interests in, all its property material to its business free and clear of all Liens except for Liens permitted by Section 8.01 and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with the ability to conduct business as currently conducted.

(b) No Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 7.07.

(c) Each of the Borrower and each of its Subsidiaries owns or has rights to use all of the Collateral necessary for or material to such Person’s business as currently conducted. The use by the Borrower or such Subsidiary of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that the Borrower’s or any Subsidiary’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.09 Environmental Compliance.

Except as disclosed in Schedule 6.09: (a) all Real Estate of any Loan Party is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect, (b) no Loan Party has caused or suffered to occur any release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate that could reasonably be expected to have a Material Adverse Effect, (c) except as could not reasonably be expected to have a Material Adverse Effect, the Loan Parties and each of their Subsidiaries have obtained, and are in compliance with, all permits obtained under Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, and all such permits are valid, uncontested and in good standing, (d) except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party or any of its Subsidiaries is involved in operations or knows of any facts, circumstances or conditions, including any releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Loan Party and such Subsidiary, (e) except as could not reasonably be expected to have a Material Adverse Effect, there is no litigation arising under or related to any Environmental Laws or Hazardous Material that seeks damages, penalties, fines, costs or expenses or injunctive relief against, or that alleges criminal misconduct by, any Loan Party or any of its Subsidiaries, (f) other than in connection with liabilities that could not reasonably be expected to have a Material Adverse Effect, no notice has been received by any Loan Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and (g) to the knowledge of the Loan Parties, there are no facts, circumstances or conditions that may result in any Loan Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes that could reasonably be expected to have a Material Adverse Effect.

6.10 Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

6.11 Taxes.

The Borrower and its Subsidiaries have timely filed all Federal tax returns and all material state, local and foreign tax returns and reports required to be filed, and have duly and timely paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable or for which they otherwise would be liable, except those which (i) are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and (ii) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment, deficiency or audit against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

6.12 ERISA Compliance.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Pension Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, (ii) each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto, and, to the best knowledge of any Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification and (iii) each Loan Party and each ERISA Affiliate have made all required contributions to each Pension Plan, and no application for a finding waiver or an extension of any amortization period pursuant to Section 412 of the Code or ERISA has been made with respect to any Pension Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or proceedings by any Governmental Authority, with respect to any Pension Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069(a) or 4212(c) of ERISA.

6.13 Reserved.

6.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the FRB, including Regulation T, U or X. The pledge of the Security Collateral (as defined in the Security Agreement) does not violate such regulations.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company”, or is subject to regulation, under the Investment Company Act of 1940. Neither the making of any Loans, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, will violate any provision of the Investment Company Act of 1940 or any rule, regulation or order of the SEC.

6.15 Disclosure.

Neither the Information Memorandum nor any report, financial statement, certificate or other information furnished (other than general economic or industry data) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions and the negotiation and syndication of the Loan Document or delivered thereunder (in each case, as modified or supplemented by other information so furnished) (taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being acknowledged that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered thereby by such financial information may differ from the projected results set forth therein by a material amount).

6.16 Compliance with Laws.

Each of the Borrower and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties (including, without limitation, any applicable rules, regulations and policies of the United States Food and Drug Administration, comparable regulatory agencies in Japan and in each country in which the products of the Borrower and its Subsidiaries are marketed), except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure, individually or in aggregate, to own, or possess the rights to use, the IP Rights or such conflicts could not reasonably be expected to have a Material Adverse Effect. Except for such infringements that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as disclosed on Schedule 6.17, no claim or litigation regarding any of the foregoing, or challenging the validity or effectiveness of any IP Rights, is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.18 Perfection of Security Interests.

All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents (subject to the exceptions and limitations set forth therein) have been duly made or taken and are in full force and effect or have been delivered to the Administrative Agent on or prior to the Closing Date, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest (subject to the exceptions and limitations set forth therein) in the Collateral, securing the payment of the Secured Obligations. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

6.19 Solvency.

On the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

6.20 Reserved.

6.21 Senior Indebtedness.

(a) All Obligations hereunder and under the other Loan Documents are within the definitions of, and are designated as, “Senior Indebtedness” and “Designated Senior Indebtedness” (or any analogous term) included in the subordination provisions contained in the 2004 Convertible Senior Subordinated Notes Documents, the 2005 Convertible Senior Subordinated Notes Documents, the 2006 Convertible Senior Subordinated Notes Documents and the 2007 Senior Subordinated Notes Documents. There exists no Designated Senior Indebtedness for purposes of, and as defined in, the 2004 Convertible Senior Subordinated Notes Documents, the 2005 Convertible Senior Subordinated Notes Documents, the 2006 Convertible Senior Subordinated Notes Documents and the 2007 Senior Subordinated Notes Documents (other than the Obligations).

(b) All Obligations hereunder and under the other Loan Documents are within the definitions of “Senior Indebtedness” and “Designated Senior Indebtedness” included in the subordination provisions contained in the documentation governing any Additional Subordinated Indebtedness. There exists no Designated Senior Indebtedness for purposes of, and as defined in, the documentation governing any Additional Subordinated Indebtedness (other than the Obligations).

6.22 Labor Matters.

There are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, in any case which could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.23 Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and, to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Obligations under Secured Swap Contracts, Secured Treasury Management Contracts or contingent indemnification obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.11) cause each Subsidiary, and in the case of Section 7.09 and Section 7.10 only, any Securitization Subsidiary, to:

7.01 Financial Statements.

Deliver to the Administrative Agent for the Administrative Agent to deliver to each Lender:

(a) as soon as available, but in any event within 90 days (or such earlier date on which the Borrower is required to file a Form 10-K under the Securities Exchange Act of 1934) after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended December 31, 2007), Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated and consolidating statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and in comparative form the figures for such Fiscal Year as shown in the forecast for such Fiscal Year previously delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(c) (or in the case of the forecasts for the Fiscal Year ended December 31, 2007 provided to the Administrative Agent prior to the Closing Date, such forecasts), all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, together with a section for management discussion and analysis and audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or another independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days (or such earlier date on which the Borrower is required to file a Form 10-Q under the Securities Exchange Act of 1934) after the end of each of the first three fiscal quarters of each Fiscal Year of the Borrower (commencing with the fiscal quarter ended June 30, 2007), Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated and consolidating statements of income or operations, stockholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and in comparative form the figures for such fiscal quarter and for the portion of the Borrower’s Fiscal Year then ended as shown in the forecast for such fiscal quarter and such portion of the Borrower’s Fiscal Year previously delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(c) (or in the case of the forecasts for the Fiscal Year ended December 31, 2007 provided to the Administrative Agent prior to the Closing Date, such forecasts), together with a section for management discussion and analysis, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event no later than 60 days after the beginning of each Fiscal Year (commencing with the Fiscal Year beginning on January 1, 2008), forecasts prepared by management of the Borrower in form reasonably satisfactory to the Administrative Agent of balance sheets, income statements and cash flow statements on a quarterly basis for such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Final Maturity Date.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent for delivery to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default relating to the accounting practices of the Borrower or any of its Subsidiaries or any Default resulting from the failure of the Borrower to comply with the requirements of Section 8.11 (to the extent such covenants are applicable) or, if any such Default shall exist, stating the nature and status of such event setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto (which certificate may be limited to the extent required by accounting rules or guidelines);

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (A) certifying that no Default has occurred and is continuing or, if such a Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) beginning with the fiscal quarter ending September 30, 2007, setting forth computations in reasonable detail of the covenants contained in Section 8.11 (to the extent such covenants are applicable) (and, in the case of delivery of the financial statements referred to in Section 7.01(a) only, Section 8.12) and, concurrently with any delivery of financial statements under Section 7.01(a) above (beginning with the financial statements delivered under Section 7.01(a) with respect to the Fiscal Year ending December 31, 2007), setting forth the Borrower’s calculation of Excess Cash Flow (it being understood and agreed that solely with respect to the Fiscal Year ending December 31, 2007, Excess Cash Flow shall only be measured from the Closing Date to December 31, 2007), the Borrower’s calculation of the Additional Basket Amount as of the end of the Fiscal Year and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 8.11 (to the extent such covenants are applicable), a statement of reconciliation conforming such financial statements to GAAP;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder (or any agent, trustee or other representative therefor) of Indebtedness of any Loan Party pursuant to the terms of any indenture, material loan or material credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of Section 7.01, this Section 7.02 or Section 7.03;

(e) if the Borrower or any of its Subsidiaries establishes a Pension Plan or a Multiemployer Plan, (A) promptly, but in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know of the occurrence of any ERISA Event that could reasonably be expected to impose any material liability on any Loan Party, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) promptly, but in any event within 10 days after the date any records, documents or other information must be furnished to the PBGC with respect to any Pension Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

(f) if the Borrower or any of its Subsidiaries establishes a Pension Plan or a Multiemployer Plan, promptly, but in any event within 10 days after receipt thereof by any Loan Party or, to the best knowledge of any Loan Party, any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of withdrawal liability under Section 4201 of ERISA on any Loan Party or any ERISA Affiliate by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B);

(g) promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law that, in any case, could reasonably be expected to have a Material Adverse Effect;

(h) promptly and in any event within 10 days after receipt thereof by the Borrower or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of the Borrower or any of its Subsidiaries;

(i) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b) (but only with respect to the second fiscal quarter of such Fiscal Year), a certificate of a Responsible Officer of the Borrower listing (i) all applications, if any, for Copyrights, Patents or Trademarks (as each such term is defined in the IP Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (ii) all issuances of registrations or letters on existing applications for Copyrights, Patents and Trademarks (as each such term is defined in the IP Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (iii) all Trademark Licenses, Copyright Licenses and Patent Licenses (as each such term is defined in the IP Security Agreement) entered into since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date);

(j) promptly provide copies of any Organization Documents of any Loan Party that have been amended or modified in any way material to the interests of the Lenders; and

(k) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may (through the Administrative Agent) from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02 or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the

Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for Compliance Certificates, the Administrative Agent has no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws, (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor,” and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”

7.03 Notices.

Promptly after a Responsible Officer of the Borrower or any of its Subsidiaries has knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of any dispute, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority with respect to any Loan Document; and

(d) of (i) the incurrence of any material Lien (other than Liens permitted pursuant to this Agreement) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially affect the value of the Collateral.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations; Taxes.

Pay and discharge as the same shall become due and payable its material tax liabilities, assessments and governmental charges or levies imposed upon it or its properties, income or assets or for which it otherwise is liable, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except (i) in the case of any Immaterial Subsidiary or (ii) in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain in full force and effect all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business except where failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, registered copyrights, trademarks, trade names and service marks except where failure to preserve or renew could not reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty events excepted;

(b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Such insurance shall (i) provide that the insurance carrier shall endeavor to provide for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance; and (ii) name the Administrative Agent as mortgagee (in the case of property insurance), additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.

(c) With respect to each Mortgaged Property, if any, obtain flood insurance, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

7.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

Maintain proper books of record and account in conformity with GAAP in which entries full, true and correct in all material respects are made of financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

7.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent, at the expense of the Borrower no more than two times per calendar year, and each Lender through the Administrative Agent, at such Lender’s expense, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Section 7.10, none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter (i) in respect of which disclosure to the Administrative Agent (or any designated representative) is then prohibited by law or any agreement binding on the Borrower or any of its Subsidiaries or (ii) that is subject to attorney-client or similar privilege regarding attorney work-product.

7.11 Use of Proceeds.

Use the proceeds of the Credit Extensions (a) for the Refinancing, (b) to partially finance the IntraLase Acquisition, (c) to provide for working capital to the Borrower and its Subsidiaries, (d) to pay fees and expenses related to the Transactions and (e) for other general corporate purposes (including Investments permitted hereunder) not in contravention of any Law or of any Loan Document.

7.12 Covenant to Guarantee Obligations and Give Security.

(a) Subject, in each case, to this Section 7.12 and the limitations and exceptions set forth in the Loan Documents, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof or such longer period of time as the Administrative Agent may agree) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent by written notice to the Borrower shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Liens permitted by Section 8.01, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Laws, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent; provided that no Loan Party shall be required to deliver collateral documents for (w) any leasehold interest in any real property, (x) motor vehicles covered by a certificate of title, (y) deposit accounts or other bank and securities accounts, or (z) any assets as to which the Borrower and the Administrative Agent have mutually agreed that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby. Except as set forth above, Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties. For the avoidance of doubt, the Seller’s Retained Interest is intended to be subject to the Lien created by the Collateral Documents.

(b) With respect to any Person that is or becomes a Subsidiary after the Closing Date (other than any Excluded Subsidiary for so long as such Person remains an Excluded Subsidiary), promptly (and in any event within 30 days after such Person becomes a Subsidiary or such longer period of time as the Administrative Agent may agree) (i) deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement or such comparable documentation to become a Guarantor, a joinder agreement to the Intercompany Subordination Agreement, and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, if reasonably requested in writing by the Administrative Agent, to execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Laws, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Administrative Agent pursuant to clause (i) of this Section 7.12(b) shall not include any Equity Interests of a Foreign Subsidiary created or acquired after the Closing Date and (2) no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 7.12(b), provided, that (x) these exceptions shall not apply to (A) voting stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing less than 66% of the total voting power of all outstanding voting stock of such Subsidiary and (B) 100% of the Equity Interests not constituting voting stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for purposes of this Section 7.12(b) and (y) if, as a result of any change in the tax laws of the United States after the date of this Agreement, the actions to be taken pursuant to clauses (i) and (ii) of the first sentence of this Section 7.12(b) would not, in and of themselves, result in an increase in the aggregate net consolidated tax liabilities of the Borrower and its Subsidiaries, as reasonably determined by the Borrower, then, promptly after such determination by the Borrower, the actions referred to in clauses (i) and (ii) of the first sentence of this Section 7.12(b) shall be taken promptly.

(c) Promptly, in the case of any Loan Party, grant to the Administrative Agent, within 60 days after the acquisition thereof (or such longer period of time as the Administrative Agent may agree), a security interest in and Mortgage on each parcel of Real Estate owned in fee by such Loan Party and located in the United States as is acquired or constructed by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $2,500,000. Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Liens permitted by Section 8.01 or other Liens acceptable to the Administrative Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Estate (including a customary title policy, survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage).

7.13 Further Assurances.

(a) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, and, in each case subject to the exceptions and limitations contained in the Loan Documents, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(b) Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational structure, (iv) in any Loan Party’s organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing or organizing in any other jurisdiction), until it shall have given the Administrative Agent not less than 10 days’ prior written notice (in the form of a certificate of a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, describing in reasonable detail such change and providing such other information in connection therewith as the Administrative Agent may reasonably request. Each applicable Loan Party shall take all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable, subject in all cases to the limitations and exceptions set forth in the Loan Documents. Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the first sentence of this clause (b). Each Loan Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it.

7.14 Reserved.

7.15 Environmental Matters; Preparation of Environmental Reports.

(a) Without limiting the generality of anything contained in this Agreement, (i) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws other than noncompliance that could not reasonably be expected to have a Material Adverse Effect and (ii) promptly forward to the Administrative Agent a copy of any order, notice, request for information or any communication or report received by any Loan Party in connection with any violation of Environmental Laws or release of any Hazardous Material or any other matter relating to any Environmental Laws that could reasonably be expected to result in a Material Adverse Effect.

(b) If the Administrative Agent reasonably believes that there is or is reasonably likely to be a violation of an Environmental Law by the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect and requests in writing a report thereof, provide to the Administrative Agent (who shall provide to the Lenders) within 60 days after such request, at the expense of the Borrower, a report pertaining to such alleged violation for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, assessing such alleged violation and the estimated cost of any action required under applicable Environmental Laws to bring such matter into compliance with applicable Environmental Laws; without limiting the generality of the foregoing, if the Borrower does not provide to the Administrative Agent within the 60-day period the requested report and the alleged violation could reasonably be likely to result in a Material Adverse Effect, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment upon reasonable advance notice to the Borrower.

7.16 Reserved.

7.17 Hedging.

(a) Within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree), the Borrower shall obtain and thereafter maintain interest rate Swap Contracts with Persons reasonably acceptable to the Administrative Agent that result in not less than 50% of the sum of all Indebtedness for borrowed money outstanding (other than Revolving Credit Outstandings) being effectively subject to a fixed rate of interest reasonably acceptable to the Administrative Agent for a duration of at least two years after the Closing Date.

(b) Maintain at all times foreign currency Swap Contracts reasonably acceptable to the Administrative Agent and covering no less than the six month period following any date of determination, which Swap Contracts are designed to hedge against fluctuations in foreign exchange rates and cover at least 40% (or such lower percentage as the Administrative Agent and the Borrower may mutually agree) of the pre-tax income denominated in euros and yen of the Borrower and its Subsidiaries.

7.18 Material Contractual Obligations.

Perform and observe each material Contractual Obligation except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

7.19 ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Pension Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Pension Plan or any Multiemployer Plan in accordance with Section 412 of the Code and ERISA.

7.20 Post-Closing Matters.

(a) Within 90 days after the Closing Date, or such later date to which upon request of the Borrower this delivery requirement may be extended by the Administrative Agent in its reasonable discretion, (i) deliver documentation reasonably satisfactory to the Administrative Agent pursuant to which the Borrower shall pledge to the Administrative Agent for the benefit of the Secured Parties 66% of the Equity Interests entitled to vote and 100% of the Equity Interests not entitled to vote in AMO Japan K.K. and (ii) deliver a favorable written opinion of Japanese legal counsel reasonably acceptable to the Administrative Agent covering such customary matters relating to the documentation set forth in subparagraph (i) of this Section 7.20(a) as the Administrative Agent shall reasonably request.

(b) Within 30 days after the Closing Date, or such later date to which upon request of the Borrower this delivery requirement may be extended by the Administrative Agent in its reasonable discretion, (i) deliver schedules to the IP Security Agreement in form and substance reasonably satisfactory to the Administrative Agent and (ii) have taken such actions with respect to the intellectual property of the Borrower and the Loan Parties as are reasonably satisfactory to the Administrative Agent to effectuate the purposes of the IP Security Agreement.

ARTICLE VIII.

NEGATIVE COVENANTS

Other than as set forth in Section 8.11, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Obligations under Secured Swap Contracts, Secured Treasury Management Contracts or contingent indemnification obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals, refinancings or extensions thereof, provided that the property covered thereby is not changed and any renewal, refinancing or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with utilities, workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of utilities obligations, bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, do not secure Indebtedness, and which do not in any case individually or in the aggregate materially detract from the value of the property subject thereto or individually or in the aggregate materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens on goods the purchase price of which is financed by a documentary letter of credit permitted hereunder issued for the account of the Borrower or any of its Subsidiaries;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;

(j) Liens securing Indebtedness permitted under Section 8.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; provided that such Indebtedness may be incurred within 180 days after the acquisition of any such property;

(k) Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Subsidiary of the Borrower in accordance with Section 8.02(i) or 8.02(j), provided that such Liens were not created in contemplation of such merger, consolidation or investments and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

(l) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement and any Liens arising from any financing statement filed in connection with such lease;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(o) Liens securing Indebtedness permitted under Section 8.03(d); provided that such Liens do not at any time encumber any property of the Borrower or any Guarantor;

(p) other Liens securing Indebtedness permitted hereunder and other obligations not prohibited hereunder in an aggregate amount outstanding not exceeding $30,000,000 at any time;

(q) Liens on Securitization Assets sold or transferred or purported to be sold or transferred to a Securitization Subsidiary in connection with a Permitted Securitization;

(r) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and

(s) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.02 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 8.05, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien.

8.02 Investments.

Make or hold any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;

(b) advances or loans to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) other loans and advances to employees for the purchase of capital stock of the Borrower in an aggregate amount not to exceed $2,000,000 in any Fiscal Year and not to exceed $5,000,000 at any time outstanding;

(d) Investments by the Borrower or any Guarantor in the Borrower or any other Guarantor, Investments by any Subsidiary that is not a Guarantor in the Borrower or any Guarantor and Investments by any Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor;

(e) Investments, including intercompany loans, by the Borrower or any Guarantor in any Foreign Subsidiary; provided, however, that any such Investments, including intercompany loans, made after the Closing Date by the Borrower and the Guarantors shall not exceed $100,000,000 in the aggregate at any one time outstanding;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g) Contingent Obligations permitted by Section 8.03;

(h) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(i) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the assets of, any Person (including as result of a merger or consolidation) in an aggregate amount of Acquisition Consideration for all of such Investments not to exceed $400,000,000 (provided that such amount may be increased by the Additional Basket Amount); provided that with respect to Investments made under this clause (i): (1) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (2) after giving pro forma effect to any such Investment, the Borrower will be in compliance with the Debt Ratio Conditions, (3) any company, business or assets acquired pursuant to this clause (i) shall be in substantially the same line of business as the business of the Borrower or any of its Subsidiaries; (4) immediately before and after giving effect to the acquisition of a company or business pursuant to this clause (i), the Borrower shall be in pro forma compliance with the covenants contained in Section 8.11 (to the extent such covenants are applicable), calculated based on the financial statements most recently delivered to the Lenders pursuant to Section 7.01 and as though such Investment had occurred at the beginning of the four-quarter period covered thereby, as evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Lenders demonstrating such compliance; and (5) with respect to any such Investment that the Borrower has deemed, in its discretion, material enough to necessitate a filing on Form 8-K with the SEC, the Borrower shall have provided forecasts of the entity that is the subject of such Investment or the Borrower after giving effect to such Investment as may be reasonably requested by the Administrative Agent; provided further however that notwithstanding anything to the contrary in this Section 8.02(i), the aggregate amount of Acquisition Consideration for Investments permitted hereunder in assets that do not become Collateral or in entities that do not become Guarantors shall be subject to the limitations set forth in Section 8.02(e);

(j) other Investments in an aggregate amount invested not to exceed (i) if, at the time of such Investment and after giving pro forma effect thereto, the Consolidated Total Leverage Ratio is 3.50:1.00 or greater, $75,000,000, and (ii) if, at the time of such Investment and after giving pro forma effect thereto, the Consolidated Total Leverage Ratio is less than 3.50:1.00, $125,000,000; provided that (i) the amounts set forth in this Section 8.02(j) may be increased by the Additional Basket Amount and (ii) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom;

(k) Investments existing on the date hereof and listed on Schedule 8.02;

(l) Investments in the form of an intercompany loan by a Foreign Subsidiary to the Borrower or another Loan Party, the proceeds of which intercompany loan are immediately used by the Borrower or such Loan Party to make an intercompany loan to a Foreign Subsidiary, which intercompany loan may later be forgiven by the Borrower or such Loan Party in exchange for Equity Interests in such Foreign Subsidiary;

(m) Investments by the Borrower in Swap Contracts permitted under Section 8.03;

(n) the IntraLase Acquisition;

(o) Investments in respect of the IntraLase IP Transaction; and

(p) Investments in a Securitization Subsidiary made in connection with a Permitted Securitization.

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) the Existing Debt, and any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, any Existing Debt, provided that the terms of any such extending, refunding or refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, provided further that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing (other than to pay reasonable fees, costs, premiums and expenses incurred in connection with such extension, refunding or refinancing), and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, provided still further that the final maturity and the average life of such extending, refunding or refinancing Indebtedness shall not end earlier than the final maturity or be shorter than the average life of any Existing Debt being extended, refunded or refinanced and provided still further that other material terms, taken as a whole, of any such extending, refunding or refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Existing Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Indebtedness does not exceed the then applicable market interest rate (as determined in good faith by the Borrower);

(c) Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 8.03 (provided that (i) any guarantees in respect of the Indebtedness under any Additional Subordinated Indebtedness shall be similarly subordinated and (ii) the Subsidiaries of the Borrower shall not provide any guarantee of (x) the Indebtedness under the 2004 Convertible Senior Subordinated Notes Documents, (y) the Indebtedness under the 2005 Convertible Senior Subordinated Notes Documents or (z) the Indebtedness under the 2006 Convertible Senior Subordinated Notes Documents);

(d) Indebtedness (whether secured or unsecured) of any Foreign Subsidiaries in an aggregate principal amount of no more than $100,000,000, provided, however, that (i) such Foreign Subsidiaries may incur additional Indebtedness (whether secured or unsecured) to the extent that on the date of the incurrence of such Indebtedness and after giving effect thereto and the application of the proceeds therefrom, the Consolidated Total Leverage Ratio does not exceed 3.50:1.00, and any Contingent Obligation of any Loan Party of any Indebtedness permitted by this clause (d)(i), so long as such Contingent Obligation is unsecured and (ii) such Foreign Subsidiaries may incur additional Indebtedness (whether secured or unsecured) so long as 100% of the Net Cash Proceeds from the issuance of such Indebtedness is used to immediately prepay the Term Loans (and no additional Indebtedness under this clause (d)(ii) shall be permitted after the Term Loans are paid in full);

(e) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided, that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and if such Swap Contracts relate to interest rates, such obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents;

(f) Indebtedness (i) in respect of capital leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 8.01(j) and (ii) secured by Liens on fixed or capital assets and assumed in connection with the acquisition of such fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $40,000,000;

(g) Indebtedness secured by Liens permitted by Section 8.01(k); provided that such aggregate principal amount shall not exceed $30,000,000;

(h) Reserved;

(i) Indebtedness of the Borrower or any Subsidiary that is permitted as an Investment pursuant to Section 8.02;

(j) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(k) Indebtedness in respect of any bankers’ acceptance, letter of credit (excluding Letters of Credit issued under this Agreement), warehouse receipt or similar facilities entered into in the ordinary course of business, provided that, at any time, (x) the amount available to be drawn on all such bankers’ acceptances, letters of credit warehouse receipts or similar facilities to be drawn within any jurisdiction does not exceed $5,000,000 at such time, and (y) the aggregate amount available to be drawn on all such bankers’ acceptances, letters of credit warehouse receipts or similar facilities does not exceed $10,000,000 at such time;

(l) Permitted Senior Unsecured Indebtedness and Additional Subordinated Indebtedness; provided that immediately before and after giving effect to the incurrence of any Permitted Senior Unsecured Indebtedness and the use of the Net Cash Proceeds thereof and/or the incurrence of any Additional Subordinated Indebtedness and the use of the Net Cash Proceeds thereof, the Borrower shall be in pro forma compliance with the Debt Ratio Conditions as well as the covenants contained in Section 8.11 (to the extent such covenants are applicable), in each case calculated based on the financial statements most recently delivered to the Lenders pursuant to Section 7.01;

(m)(i) the 2007 Senior Subordinated Notes issued on the Closing Date and any guarantees of the 2007 Senior Subordinated Notes (including any notes and guarantees issued in exchange therefor in accordance with the registration rights document entered into in connection with the issuance of the 2007 Senior Subordinated Notes and related guarantees) and (ii) refinancings thereof; provided that the terms of any such refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, provided further that the principal amount of the 2007 Senior Subordinated Notes shall not be increased above the principal amount thereof outstanding immediately prior to such refinancing (other than to pay reasonable fees, premiums, costs and expenses incurred in connection with such refinancing), and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such refinancing, provided still further that the final maturity and the average life of such refinancing Indebtedness shall not end earlier than the final maturity and the average life of the 2007 Senior Subordinated Notes and provided still further that other material terms, taken as a whole, of any such refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the 2007 Senior Subordinated Notes and the interest rate applicable to any such extending, refunding or refinancing Indebtedness does not exceed the then applicable market interest rate (as determined in good faith by the Borrower);

(n) Indebtedness of the Borrower or any Subsidiary in respect of cash management or similar agreements entered into with any Lender;

(o) Indebtedness representing deferred or equity compensation to employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(p) so long as no Default has occurred and is continuing or would result therefrom, other Indebtedness incurred in the ordinary course of business in an aggregate principal amount not to exceed $30,000,000 at any time outstanding; and

(q) Indebtedness of a Securitization Subsidiary incurred pursuant to a Permitted Securitization.

8.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary may merge or consolidate with or dissolve or liquidate into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall become a Guarantor pursuant to the terms of the Guarantee;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;

(c) the Borrower or any Subsidiary may merge with any Person in a transaction that would be an acquisition or Investment that is permitted under this Agreement; provided that (i) if the Borrower is a party to such merger, it shall be the continuing or surviving Person, or (ii) if any Guarantor is a party to such merger, such Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall become a Guarantor pursuant to the terms of the Guarantee;

(d) any Immaterial Subsidiary may liquidate, wind up or dissolve itself; and

(e) the Transactions as contemplated by the Transaction Documents shall be permitted.

8.05 Dispositions.

Make any Disposition, except:

(a) Dispositions of obsolete or worn out property or property no longer used or useful in the business of the Borrower and its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory and cash and Cash Equivalents in the ordinary course of business;

(c) Dispositions of property by (i) any Subsidiary to the Borrower or to another Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor or (ii) the Borrower to any Guarantor;

(d) Dispositions permitted by Section 8.04;

(e) licenses of IP Rights in the ordinary course of business, substantially consistent with past practices and on commercially reasonable terms;

(f) the sale of Securitization Assets to one or more Securitization Subsidiaries in connection with a Permitted Securitization;

(g) Investments pursuant to Section 8.02;

(h) Dispositions in connection with the IntraLase IP Transaction;

(i) so long as no Default shall have occurred and be continuing, Dispositions not otherwise permitted by this Section 8.05 so long as after giving effect to such Disposition, the book value for all property Disposed of in reliance on this clause (i) does not exceed $50,000,000 in any fiscal year or $100,000,000 in the aggregate for all such Dispositions;

(j) any Subsidiary (other than a Domestic Subsidiary) may make limited recourse sales of accounts receivable in connection with the securitization thereof, which sales are non-recourse to the extent customary in securitizations; and

(k) Dispositions at a discount of accounts receivable of Foreign Subsidiaries for cash consideration or consideration in the form of promissory notes; provided, that the value of the accounts receivable sold pursuant to this clause (k) shall not exceed $15,000,000 in any Fiscal Year provided, however, that any Disposition pursuant to clauses (i) and (j) shall be for fair market value; provided further that in the case of Dispositions of assets pursuant to clauses (f), (i) and (j), the Borrower shall apply the Net Cash Proceeds from such sale to the prepayment of the Term Loans in accordance with the terms of Section 2.06, subject in the case of clauses (i) and (j) to the reinvestment provisions contained in such Section 2.06.

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower and to any Subsidiaries; provided that if the Subsidiary is a Guarantor, any Restricted Payments made by such Subsidiary must be made to the Borrower or another Guarantor (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Qualified Capital Stock or warrants or options to acquire Qualified Capital Stock with the proceeds received from the substantially concurrent issue of new shares of Qualified Capital Stock;

(d) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower or any Foreign Subsidiary may acquire common stock of the Borrower for the purpose of selling such stock to an employee or employees of the Borrower or its Subsidiaries pursuant to employee stock purchase or other similar plans; provided that the amount expended in such purchases (net of amounts received from employees in selling such stock) shall not exceed $20,000,000 in any Fiscal Year;

(e) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may purchase, redeem, retire or otherwise acquire, directly or indirectly, its own Equity Interests pursuant to the buy-back provisions of any restricted stock or other equity incentive compensation agreements to which it is a party; provided that the aggregate principal amount expended in connection therewith shall not exceed $15,000,000 in any Fiscal Year;

(f) the Borrower may purchase, redeem, retire or otherwise acquire, directly or indirectly, its own Equity Interests, so long as:

(i) after giving effect to any such purchase, redemption, retirement or acquisition, the Borrower shall have at least $100,000,000 of availability under the Revolving Credit Facility;

(ii) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(iii) any of (A) after giving effect to any such purchase, redemption, retirement or acquisition on a Pro Forma Basis, the Consolidated Total Leverage Ratio does not exceed 2.50 to 1.00 or (B) after giving effect to any such purchase, redemption, retirement or acquisition on a Pro Forma Basis, if the Consolidated Total Leverage Ratio is greater than 2.50 to 1.00, the sum of (1) the total amount paid by the Borrower for all Equity Interests purchased, redeemed, retired or acquired pursuant to Section 8.06(f) plus (2) the total amount of Indebtedness subordinated to the Obligations that has been prepaid, redeemed, purchased, defeased or otherwise satisfied prior to the scheduled maturity thereof pursuant to Section 8.16(a)(i) shall not exceed $750,000,000 in the aggregate subsequent to the Closing Date; and

(g) after the Borrower has purchased, redeemed, retired or otherwise acquired its Equity Interests and/or prepaid, redeemed, purchased, defeased or otherwise satisfied Indebtedness subordinated to the Obligations in an amount up to $750,000,000 in the aggregate pursuant to Section 8.06(f) and Section 8.16(a)(i), the Borrower may purchase, redeem, retire or otherwise acquire, directly or indirectly, its own Equity Interests so long as:

(i) no Revolving Credit Loan or Swing Line Loan is outstanding hereunder (or will be outstanding immediately after giving effect thereto);

(ii) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(iii) after giving effect to any such purchase, redemption, retirement or acquisition, the sum of (A) the total amount paid by the Borrower for all Equity Interests purchased, redeemed, retired or acquired pursuant to this Section 8.06(g) plus (B) the total amount of Indebtedness subordinated to the Obligations that has been prepaid, redeemed, purchased, defeased or otherwise satisfied prior to the scheduled maturity thereof pursuant to Section 8.16(a)(ii) shall not exceed $500,000,000 in the aggregate, subject to the increases permitted by Section 8.16(a)(ii).

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto.

8.08 Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower (other than transactions among Loan Parties and any Subsidiaries otherwise permitted hereunder), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Loan Party (if the Borrower or a Loan Party is party thereto) as would be obtainable by the Borrower or such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except for the agreements set forth on Schedule 8.08.

8.09 Burdensome Agreements.

Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary, pay any Indebtedness owed to the Borrower or any Subsidiary, or to otherwise transfer property to the Borrower or any Subsidiary or (ii) of any Loan Party to pledge its property pursuant to the terms of the Loan Documents; provided, however, that this Section 8.09 shall not prohibit (A) any negative pledge incurred or provided (x) in favor of any holder of Indebtedness permitted under Section 8.03(f) solely to the extent any such negative pledge relates only to the property financed by or the subject of such Indebtedness; (y) in favor of any holder of Indebtedness permitted under Section 8.03(d) solely to the extent any such negative pledge relates to the property of the Foreign Subsidiary incurring any such Indebtedness; and (z) customary restrictions in subordinated debt documents requiring equal and ratable liens if other subordinated debt is secured; provided, further, however, this Section 8.09 shall not prohibit (I) the matters referred to above contained in the 2004 Convertible Senior Subordinated Notes Documents, the 2005 Convertible Senior Subordinated Notes Documents, the 2006 Convertible Senior Subordinated Notes Documents or the 2007 Senior Subordinated Notes Documents or any documentation governing any Indebtedness permitted under Section 8.03(l) or any documentation governing any refinancing permitted under this Agreement of any Indebtedness referred to in this proviso, (II) agreements containing customary provisions restricting subletting or assignment of any lease, sublease or license governing a leasehold, subleasehold or license interest of the Borrower or any of its Subsidiaries entered into in the ordinary course of business, (III) contracts containing customary provisions restricting assignment of such contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (IV) agreements containing any restriction or encumbrance with respect to a Subsidiary imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary provided that such sale or disposition is permitted under this Agreement, (V) agreements containing restrictions on the transfer of any asset pending the close of the sale of such asset provided that such sale or transfer is permitted under this Agreement and (VI) customary provisions in joint venture arrangements.

8.10 Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Financial Covenants.

(a) Maximum Consolidated Total Leverage Ratio. For so long as any Lender shall have any Revolving Credit Commitments or Revolving Credit Loans outstanding, permit the Consolidated Total Leverage Ratio as of the last date of any four-fiscal quarter period of the Borrower ending on the date set forth below to be more than the ratio set forth opposite the last date of such four-fiscal quarter period below:

Four-Fiscal Quarter Period Ending	Ratio
September 30, 2007	5.50:1.00
December 31, 2007	5.25:1.00
March 31, 2008	5.00:1.00
June 30, 2008	4.75:1.00
September 30, 2008	4.50:1.00
December 31, 2008	4.25:1.00
March 31, 2009	4.00:1.00
June 30, 2009	4.00:1.00
September 30, 2009	4.00:1.00
December 31, 2009	4.00:1.00
March 31, 2010 and thereafter	3.50:1.00

(b) Minimum Consolidated Interest Coverage Ratio. For so long as any Lender shall have any Revolving Credit Commitments or Revolving Credit Loans outstanding, permit the Consolidated Interest Coverage Ratio as of the last date of any four-fiscal quarter period of the Borrower ending on the date set forth below to be less than the ratio set forth opposite the last date of such four-fiscal quarter period below:

Four-Fiscal Quarter Period Ending	Ratio
September 30, 2007	2.50:1.00
December 31, 2007	2.50:1.00
March 31, 2008	2.50:1.00
June 30, 2008	2.50:1.00
September 30, 2008	2.50:1.00
December 31, 2008	2.50:1.00
March 31, 2009 and thereafter	2.75:1.00

8.12 Capital Expenditures.

Make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures not exceeding, in the aggregate for the Borrower and it Subsidiaries during each period set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
Fiscal Year 2007	$70,000,000
Fiscal Year 2008 and each fiscal year thereafter	$75,000,000

provided, however, that (i) for purposes of this Section 8.12, capital expenditures made with the proceeds of asset sales that are not subject to Section 2.06 or are permitted to be reinvested pursuant to Section 2.06 shall not be considered in determining compliance with this covenant and (ii) (x) if any amount of capital expenditures is not expended in the Fiscal Year for which it is permitted above (before giving effect to any carryover), such amount may be carried over for expenditure in the immediately succeeding (but not any other) Fiscal Year and (y) any amount so carried over shall be deemed to have been used first in making capital expenditures in such next following Fiscal Year for purposes of calculating compliance with this Section 8.12.

8.13 Sale and Leaseback Transactions.

Enter into any Sale and Leaseback Transactions unless (i) the sale of such property is permitted by Section 8.05 and (ii) any Liens arising in connection with its use of such property are permitted by Section 8.01.

8.14 Reserved.

8.15 Accounting Changes; Fiscal Year.

Make or permit any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) its Fiscal Year.

8.16 Prepayments, Etc., of Subordinated Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness subordinated to the Obligations, unless:

(i)(A) after giving effect to any such prepayment, redemption, purchase, defeasance or other satisfaction, the Borrower shall have at least $100,000,000 of availability under the Revolving Credit Facility;

(B) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would result therefrom; and

(C) any of (1) after giving effect to any such prepayment, redemption, purchase, defeasance or other satisfaction on a Pro Forma Basis, the Consolidated Total Leverage Ratio does not exceed 2.50 to 1.00 or (2) after giving effect to any such prepayment, redemption, purchase, defeasance or other satisfaction on a Pro Forma Basis, if the Consolidated Total Leverage Ratio is greater than 2.50 to 1.00, the sum of (x) the total amount paid by the Borrower for all Equity Interests purchased, redeemed, retired or acquired pursuant to Section 8.06(f) plus (y) the total amount of such Indebtedness that has been prepaid, redeemed, purchased, defeased or otherwise satisfied prior to the scheduled maturity thereof pursuant to Section 8.16(a)(i) shall not exceed $750,000,000 in the aggregate subsequent to the Closing Date; and

(ii) after the Borrower has prepaid, redeemed, purchased, defeased or otherwise satisfied Indebtedness subordinated to the Obligations and/or purchased, redeemed, retired or otherwise acquired its Equity Interests in an amount up to $750,000,000 in the aggregate pursuant to Section 8.16(a)(i) and Section 8.06(f), the prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof of any Indebtedness subordinated to the Obligations so long as:

(A) no Revolving Credit Loan or Swing Line Loan is outstanding hereunder (or will be outstanding immediately after giving effect thereto);

(B) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(C) after giving effect to any such prepayment, redemption, purchase, defeasance or satisfaction, the sum of (1) the total amount paid by the Borrower for all Equity Interests purchased, redeemed, retired or acquired pursuant to Section 8.06(g) plus (2) the total amount of such Indebtedness that has been prepaid, redeemed, purchased, defeased or otherwise satisfied pursuant to this Section 8.16(a)(ii) shall not exceed $500,000,000 in the aggregate; provided that (i) the amounts set forth in this Section 8.16(a)(ii) permitted to be expended may be increased by the Additional Basket Amount to the extent that after giving effect to any such increase and the use of proceeds therefrom, the Borrower will be in compliance with the covenants set forth in Section 8.11.

(b) Amend, modify or change in any manner that would be materially adverse to the Lenders any term or condition of (i) the 2004 Convertible Senior Subordinated Notes Documents, (ii) the 2005 Convertible Senior Subordinated Notes Documents, (iii) the 2006 Convertible Senior Subordinated Notes Documents, (v) the 2007 Senior Subordinated Notes Documents, (vi) any documentation governing the Additional Subordinated Indebtedness, or (vii) any other material Indebtedness subordinated to any Obligations, or permit any of its Subsidiaries to do any of the foregoing, without the consent of the Required Lenders other than to prepay any Indebtedness payable to any Loan Party; provided that no consent shall be required for any prepayments or refinancings (to the extent such refinancings do not accelerate any regularly scheduled or required repayment or redemptions) otherwise permitted under this Article VIII.

8.17 Reserved.

8.18 Speculative Transactions.

Except for Swap Contracts permitted hereunder, engage in any transaction involving commodity options or futures contracts or any similar speculative transactions.

8.19 Reserved.

8.20 Reserved.

8.21 Designated Senior Indebtedness.

Incur or permit to exist any Indebtedness (other than Indebtedness under the Loan Documents) if the instrument governing such Indebtedness states, or the Borrower otherwise purports to designate, that such Indebtedness is “Designated Senior Indebtedness” or “Senior Indebtedness” (or other comparable term) as such term is defined in the 2004 Convertible Senior Subordinated Notes Documents, the 2005 Convertible Senior Subordinated Notes Documents, the 2006 Convertible Senior Subordinated Notes Documents, the 2007 Senior Subordinated Notes Documents or in any documentation governing any Additional Subordinated Indebtedness.

8.22 Reserved.

8.23 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 6.23, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 8.23).

(b) Cause or knowingly permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Law.

8.24 Embargoed Person.

Cause or knowingly permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by any applicable Laws, or the Loans made by the Lenders would be in violation of any applicable Laws, or (2) Executive Order No. 13224 on Terrorist Financing,

effective September 24, 2001, any related enabling legislation or any other similar executive orders or (b) any Embargoed Person to have any direct or indirect interest of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by any applicable Laws or the Loans are in violation of any applicable Laws.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default (each, an “Event of Default”):

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, any commitment or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.03, 7.05(a) (as to the Loan Parties), 7.11 or Article VIII; provided that any Event of Default under Section 8.11 shall not constitute an Event of Default with respect to the Term Loans or any Incremental Term Loans until the earlier of (i) the date that is 30 days after the date such Event of Default arises and is continuing with respect to the Revolving Credit Loans and/or Revolving Credit Commitments and (ii) the date on which the Administrative Agent or the Revolving Credit Lenders exercise any remedies with respect to the Revolving Credit Loans and/or Revolving Credit Commitments and provided further that any Event of Default under Section 8.11 may be waived, amended or otherwise modified from time to time pursuant to Section 11.01(a)(xiii); or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in this Agreement or in any other Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Contingent Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform (beyond the applicable grace period) any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Involuntary Bankruptcy. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries), or of a substantial part of the property of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries), under any Debtor Relief Law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of the property of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries); or (iii) the winding-up or liquidation of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g) Voluntary Bankruptcy. The Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of the property of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries); (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate; or

(h) Judgments. There is entered against the Borrower or any Subsidiary any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) which final judgment remains unpaid, undischarged and unstayed for a period of more than 45 days after such judgment becomes final, or in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents or Guarantees. Any Loan Document or any material provision of any Loan Document, including without limitation the Guarantees hereunder, at any time after its execution and delivery and for any reason other than as permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control with respect to the Borrower; or

(l) Invalidity of Collateral Documents. Any Collateral Document, as amended after delivery thereof pursuant to the terms of the Loan Documents, shall for any reason (other than satisfaction in full of all the Obligations or pursuant to the terms thereof or the failure of the Administrative Agent to act in accordance with the terms thereof) cease to create a valid and perfected (subject to the exceptions and limitations set forth in such Collateral Documents) first priority (subject to the Liens permitted hereunder) lien on and security interest in $25,000,000 or more of the Collateral purported to be covered thereby.

9.02 Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions (it being understood that during any period during which an Event of Default under Section 8.11 exists, the Administrative Agent shall, at the request of, or may, with the consent of, the Revolving Credit Lenders holding more than fifty percent (50%) of the Revolving Credit Commitments take any of the following actions solely as they relate to Revolving Credit Loans and/or the Revolving Credit Commitments):

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent hereunder in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the Lenders and amounts payable under Article III) hereunder, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, ratably, in proportion to the respective amounts described in these subclauses (i), (ii), (iii) and (iv) to this clause Fourth held by them: (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this subclause (i) to this clause Fourth held by them, (ii) to payment of that portion of the Obligations constituting amounts owing under or in respect of Secured Swap Contracts, ratably among the Swap Banks in proportion to the respective amounts described in this subclause (ii) to this clause Fourth held by them, (iii) to payment of that portion of the Obligations constituting amounts owing under or in respect of Secured Treasury Management Contracts, ratably among the Treasury Management Banks in proportion to the respective amounts described in this subclause (iii) to this clause Fourth held by them and (iv) to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Swap Bank and potential Treasury Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender (in its capacities as a Lender, Swing Line Lender (if applicable), potential Swap Bank and potential Treasury Management Bank) and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01 and 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Lenders, UBSS, BAS, GSCP or Bank of America shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Swing Line Lender, a Lender or the L/C Issuer hereunder.

10.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

10.10 Collateral and Guarantee Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, and the Administrative Agent agrees:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

So long as the Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to evidence each release described in this Section 10.10 in accordance with the relevant provisions of the Collateral Documents. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee pursuant to this Section 10.10.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date scheduled for any payment of principal under Section 2.08, any date scheduled for payment of principal of any Incremental Term Loans, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iii) forgive or reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv) change Section 2.13, Section 2.14 or Section 9.03 in a manner that would alter the pro rata sharing of payments or the order of application of payments required thereby or any provision requiring ratable funding without the written consent of each Lender directed affected thereby;

(v) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, other than to increase such number or percentage or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent (it being understood that, pursuant to Section 2.16 or Section 2.17 or with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of Required Lenders);

(vi) release all or substantially all the Guarantors from their Guarantee (except as expressly provided in Article IV, in which case such release may be made by the Administrative Agent acting alone), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii) release all or a substantial portion of the Collateral from the Liens of the Collateral Documents (except as expressly provided in Section 10.10) without the written consent of each Lender;

(viii) amend the definition of “Foreign Currency” without the consent of each Revolving Credit Lender, or amend the definition of “Interest Period” to permit any Interest Period with a duration of longer than six months without the consent of each Lender affected thereby;

(ix) permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(x) without the consent of the Revolving Credit Lenders holding more than fifty percent (50%) of the Revolving Credit Commitments (other than Defaulting Lenders), (i) waive any condition set forth in Section 5.02 for purposes of any Borrowing of a Revolving Credit Loan or L/C Credit Extension and (ii) amend, change, waive, discharge or terminate Section 2.01(a), 2.02, or 2.03;

(xi) Reserved;

(xii) change or waive any provision of Article X as the same applies to any agent, or any other provision hereof as the same applies to the rights or obligations of any agent, in each case without the written consent of such agent; or

(xiii) amend, waive or otherwise modify any of the terms and provisions (other than related definitions, which for the avoidance of doubt shall require the vote of the Required Lenders) of Section 8.11 (even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder), any of the terms and provisions of the provisos set forth in Section 9.01(b) or the provision set forth in the first set of parentheses of the first paragraph of Section 9.02, without the consent of the Revolving Credit Lenders holding more than fifty percent (50%) of the Revolving Credit Commitments (other than Defaulting Lenders) (it being understood and agreed that any amendments, waivers or modifications referred to in this Section 11.01(a)(xiii), other than the definitions related to Section 8.11 as set forth above, shall not require the affirmative vote of the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) but rather only the vote of Revolving Credit Lenders holding more than fifty percent (50%) of the Revolving Credit Commitments (other than Defaulting Lenders) to become effective);

provided, further, that

(i) any waiver, amendment or modification prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Bookmanagers) may not be effected without the written consent of the Bookmanagers; (ii) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(b) Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Laws.

(c) Notwithstanding any other provision of this Section 11.01, solely for purposes of this Section 11.01, references to any Loan Document in this Section 11.01 shall be deemed not to include any Secured Swap Contract or any Secured Treasury Management Contract.

11.02 Notices; Effectiveness; Electronic Communication.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail to the extent provided in subsection (b) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the L/C Issuer and any of the Bookmanagers and their respective Affiliates (including but not limited to (1) the reasonable fees, charges and disbursements of one primary counsel for all of such parties, and (x) to the extent necessary, one local counsel in each relevant jurisdiction and (y) any additional counsel retained as a result of actual or perceived conflicts of interest between any of the Administrative Agent, the L/C Issuer and any of the Bookmanagers and their respective Affiliates and (2) expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all documentary and similar taxes and charges in respect of the Loan Documents.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability of the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity; provided that to the extent the L/C Issuer is entitled to indemnification pursuant to this subsection solely in its capacity and role as L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify the L/C Issuer in accordance with this subsection (c) and provided further that no Lender shall be liable for the payment to the Administrative Agent, the L/C Issuer or any Related Party for any portion of the liability required to be reimbursed pursuant to this subsection, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Person’s own gross negligence or willful misconduct. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loans, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed) (provided however that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned, except that this clause (ii) shall not (x) apply to rights in respect of Swing Line Loans and (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that (1) no such fee shall accrue or be payable by any of the Bookmanagers or their Affiliates for assignments made by them prior to the completion of primary syndication (as determined by the Bookmanagers), (2) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (3) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this

Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swing Line Lender or the L/C Issuer, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a)(i) through (a)(vii) of the first proviso to Section 11.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders (subject to such successor accepting such appointment) a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(a)(iii). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07 Confidentiality.

The Administrative Agent, the L/C Issuer and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any

prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16 or Section 2.17, (ii) any pledgee referred to in Section 11.06(f) or (iii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative or treasury services transaction relating to obligations of any of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or a party that has provided such information in violation of this Section 11.07 (if the Administrative Agent, the L/C Issuer or such Lender, as applicable, knows that such information has been provided in violation of this Section 11.07); (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating or purporting to regulate any Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08 Set-off.

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and the L/C Issuer is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party), after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by, such Lender, the L/C Issuer or their respective Affiliates to or for the credit or the account of the respective Loan Parties against any and all Obligations of the Borrower and its Subsidiaries owing to such Lender, the L/C Issuer or their respective Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent, such Lender, the L/C Issuer or any of their respective Affiliates shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and the L/C Issuer under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or the L/C Issuer may have. Each Lender and the L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11 Integration.

This Agreement, together with (i) the other Loan Documents, (ii) the provisions of the Commitment Letter set forth under the headings “Syndication” and “Clear Market” therein and (iii) the Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control, provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.12 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.13 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14 Tax Forms.

(a)(i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent and the Borrower, prior to or upon becoming a party to this Agreement (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Foreign Lender claiming such exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Administrative Agent that such Foreign Lender is not (x) a “bank” within the meaning of Section 88l(c)(3)(A) of the Code, (y) a 10 percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (z) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States Governmental Authority) as may then be available under then current United States laws and regulations, or such evidence as is satisfactory to the Borrower and the Administrative Agent, to claim any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender. Subject to Section 11.14(a)(iii), if the forms provided by a Foreign Lender at any time indicate a U.S. interest withholding rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Foreign Lender becomes a party to this Agreement, the Foreign Lender assignor was entitled to payments under subsection (a) of Section 3.01 in respect of U.S. withholding tax with respect to interest paid at such date, then, to such extent, Taxes shall include (in addition to withholding tax that may be imposed in the future or other amounts otherwise includible in Taxes) U.S. withholding tax, if any, applicable with respect to the Foreign Lender assignor on such date. If any form or document referred to in this subsection (a) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by IRS Forms W-8BEN or W-8ECI, that the Foreign Lender reasonably considers to be confidential, the Foreign Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information unless arrangements satisfactory to such Foreign Lender have been made to preserve the confidential nature of such information.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such

Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above in Section 11.14(a)(i), to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender. Any Foreign Lender who provides forms or statements pursuant to Section 11.14(a)(ii)(A) shall be subject to Section 11.14(a)(i) to the extent of the portion of the sums paid or payable with respect to which such Foreign Lender acts for its own account.

(iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01, (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Foreign Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.14(a) or (B) if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 11.14(a); provided that if such Foreign Lender shall have satisfied the requirement of this Section 11.14(a) on the date such Foreign Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.14(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, solely as a result of any Change in Law, such Foreign Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Foreign Lender or other Person for the account of which such Foreign Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate; provided, further, that should a Foreign Lender become subject to Taxes because of its failure to satisfy the foregoing provisions of this Section 11.14(a), the Borrower shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender in recovering such Taxes.

(iv) The Borrower or the Administrative Agent may, without reduction, withhold any taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under Section 3.01 or this Section 11.14(a).

(b) Upon the request of the Borrower or the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Borrower or the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable backup withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any Tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any Taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

11.15 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN THOSE COURTS SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

11.16 Waiver of Right to Trial by Jury.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17 Reserved.

11.18 Judgment Currency.

The Obligations of the Borrower in respect of any sum due to any Lender, the L/C Issuer, the Swing Line Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by such Lender, the L/C Issuer, the Swing Line Lender or the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, such Lender, the L/C Issuer, the Swing Line Lender or the Administrative Agent, in accordance with normal banking procedures, purchases Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to such Lender, the L/C Issuer, the Swing Line Lender or the Administrative Agent, the Borrower agrees as a separate obligation and notwithstanding any such judgment to indemnify each Lender, the L/C Issuer, the Swing Line Lender and the Administrative Agent, as the case may be, against such loss.

11.19 Replacements of Lenders Under Certain Circumstances.

The Borrower and, in the case of clause (c) below, the L/C Issuer and the Swing Line Lender shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 3.01, or (b) is affected in the manner described in Section 3.02 and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender, or (d) becomes a non-consenting Lender as provided below, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Laws, (ii) except in the case of clause (d) above, no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all or, at the option of the Borrower, in the case of any proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 11.01 requires the consent of all of the Lenders affected, any applicable portion of, Loans and other amounts (other than any reasonably disputed amounts), pursuant to Section 3.01 and 3.04, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, shall be an Eligible Assignee, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.06 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

If in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (xii), inclusive, of the first proviso of Section 11.01(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace all, but not less than all, of each such non-consenting Lender or Lenders (or, at the option of the Borrower, in the case of any proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 11.01 requires the consent of all of the Lenders affected, any applicable portion of the Loans of such non-consenting Lender or Lenders are repaid in the manner set forth in the immediately preceding paragraph) (so long as all non-consenting Lenders are so replaced or treated) with one or more replacement banks or financial institutions pursuant to this Section 11.19 so long as at the time of replacement, each such replacement bank or financial institution consents to the proposed change, waiver, discharge or termination; provided that, the failure by such non-consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such non-consenting

Lender and the mandatory assignment of such non-consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.19 shall nevertheless be effective without the execution by such non-consenting Lender of an Assignment and Assumption.

11.20 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Bookmanagers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Bookmanagers, on the other hand, (B) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Bookmanager is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Bookmanager has any obligation to any Loan Party or its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Bookmanagers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Bookmanager has any obligation to disclose any of such interests to any Loan Party or any of its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Bookmanager or any of such parties’ respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.21 USA PATRIOT Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

11.22 Certain Undertakings with respect to Securitization Subsidiaries.

(a) The Administrative Agent and the Lenders agree that, prior to the date that is one year and one day after the payment in full of all the obligations of the Securitization Subsidiary in connection with and under a Permitted Securitization, (i) the Administrative Agent and the other Secured Parties shall not be entitled, whether before or after the occurrence of any Event of Default, to (A) institute against, or join any other Person in instituting against, any Securitization Subsidiary any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof, (B) transfer and register the capital stock of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest in the name of the Administrative Agent or a Secured Party or any designee or nominee thereof, (C) foreclose such security interest regardless of the bankruptcy or insolvency of the Borrower or any other Subsidiary, (D) exercise any voting rights granted or appurtenant to such Equity Interests of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest or (E) enforce any right that the holder of any such Equity Interests of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest might otherwise have to liquidate, consolidate, combine, collapse or disregard the entity status of such Securitization Subsidiary and (ii) the Administrative Agent and other Secured Parties hereby waive and release any right to require (A) that any Securitization Subsidiary be in any manner merged, combined, collapsed or consolidated with or into the Borrower or any other Subsidiary, including by way of substantive consolidation in a bankruptcy case or (B) that the status of any Securitization Subsidiary as a separate entity be in any respect disregarded. The Administrative Agent and each Lender agree and acknowledge that the agent acting on behalf of the holders of securitization indebtedness of the Securitization Subsidiary is an express third party beneficiary with respect to this Section 11.22 and such agent shall have the right to enforce compliance by the Administrative Agent and the Lenders with this Section.

(b) Upon the transfer or purported transfer by any Loan Party of Securitization Assets to a Securitization Subsidiary in a Permitted Securitization, any Liens with respect to such Securitization Assets arising under this Agreement or any Collateral Documents shall automatically be released (and the Administrative Agent is hereby authorized to execute and enter into any such releases and other documents as the Borrower may reasonably request in order to give effect thereto).

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:		ADVANCED MEDICAL OPTICS, INC.,
a Delaware corporation

		By:	/s/ Richard A. Meier
		Name:	Richard A. Meier
		Title:	Chief Operating Officer and Chief Financial Officer

GUARANTORS:

AMO HOLDINGS, INC., a Delaware corporation		INTRALASE CORP., a Delaware corporation

By:	/s/ Richard A. Meier	By:	/s/ Richard A. Meier
Name:	Richard A. Meier	Name:	Richard A. Meier
Title:	Vice President and Chief Financial Officer	Title:	Vice President and Chief Financial Officer

VISX, INCORPORATED, a Delaware corporation		QUEST VISION TECHNOLOGY, INC., a California corporation

By:	/s/ Richard A. Meier	By:	/s/ Richard A. Meier
Name:	Richard A. Meier	Name:	Richard A. Meier
Title:	Vice President and Chief Financial Officer	Title:	Vice President and Chief Financial Officer

WAVEFRONT SCIENCES, INC., a New Mexico corporation		AMO USA, INC, a Delaware corporation

By:	/s/ Richard A. Meier	By:	/s/ Richard A. Meier
Name:	Richard A. Meier	Name:	Richard A. Meier
Title:	Vice President and Chief Financial Officer	Title:	Vice President and Chief Financial Officer

Signature Page to Credit Agreement

UBS SECURITIES LLC, as Syndication Agent

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Angela Lau
Name:	Angela Lau
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as Swing Line Lender, L/C Issuer and Lender

By:	/s/ Richard C. Hardison
Name:	Richard C. Hardison
Title:	Vice President

Signature Page to Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P., as Documentation Agent and a Lender

By:	/s/ Walter A. Jackson
Name:	Walter A. Jackson
Title:	Authorized Signatory

Signature Page to Credit Agreement